UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Convergys Corporation

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Convergys Corporation 201 E. Fourth Street Cincinnati, Ohio 45202

Dear Shareholder:

We invite you to attend the Annual Meeting of shareholders on Thursday, April 24, 2014, at the Atrium Two Building, Suite 1900, 221 East Fourth Street, Cincinnati, Ohio 45202. The meeting will begin at 11:30 a.m., Eastern Daylight Time. At the meeting, you will hear a report on our business and have a chance to meet the directors and executive officers of the Company.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

The Securities and Exchange Commission permits the Company to furnish proxy materials to its shareholders via the Internet. We believe, based upon our successful experiences the past few years, that this process will provide our shareholders with the information they need, while significantly lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. You also may request a printed copy.

Even if you only own a few common shares of Convergys Corporation, we want your shares to be represented at the meeting. You can vote your shares on the Internet, by toll-free telephone call or proxy card.

Thank you for your ongoing support of, and continued interest in, Convergys Corporation.

Sincerely,

Jeffrey H. Fox
Chairman of the Board

Andrea J. Ayers
Chief Executive Officer

March 13, 2014

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF

CONVERGYS CORPORATION

201 East Fourth Street

Cincinnati, Ohio 45202

Time:

Doors open:	10:30 a.m.	Eastern Daylight Time
Meeting begins:	11:30 a.m.	Eastern Daylight Time

Date:

Thursday, April 24, 2014

Place:

Atrium Two Building

221 East Fourth Street

Suite 1900

Cincinnati, Ohio 45202

Purpose:

•	To elect nine directors for one-year terms;

•	To ratify the appointment of the independent registered public accounting firm;

•	To consider approval, on an advisory basis, of the compensation of our named executive officers; and

•	To conduct other business if properly brought before the meeting.

Convergys Corporation shareholders of record at the close of business on February 28, 2014 may vote at the meeting.

On or about March 13, 2014, we began mailing a Notice Regarding Availability of Proxy Materials (the “Notice”) to shareholders of record as of the close of business on February 28, 2014, and we posted our proxy materials on the web site referenced in the Notice (www.edocumentview.com/cvgb). As more fully described in the Notice, shareholders may choose to access our proxy materials at this web site or may request a printed set of our proxy materials. In addition, the Notice and web site provide information regarding how you may request to receive proxy materials in printed form by mail on an ongoing basis. For those who previously requested printed proxy materials or electronic materials on an ongoing basis, you will receive those materials as you requested.

Your vote is important. Please vote your shares promptly. To vote your shares, use the Internet, call the toll-free telephone number as described in the instructions on your proxy card or complete, sign, date and return your proxy card.

By order of the Board of Directors,

Jarrod B. Pontius

Corporate Secretary

March 13, 2014

PROXY STATEMENT

GENERAL INFORMATION

Notice Regarding Internet Availability of Proxy Materials. In accordance with a rule adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each shareholder, we are furnishing the proxy materials, including this Proxy Statement and the 2013 Annual Report to Shareholders, by providing access to them on the Internet. Shareholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice Regarding Availability of Proxy Materials (the “Notice”) is mailed to each of our shareholders of record with instructions on how to access and review the proxy materials on the Internet, as well as how to request printed copies.

These materials include our:

•	Proxy Statement for the Annual Meeting to be held on April 24, 2014; and

•	2013 Annual Report to Shareholders, which includes our audited consolidated financial statements.

Who May Vote. You can vote if you were a holder of Convergys Corporation (“Convergys” or the “Company”) common shares, without par value (“Common Shares”) as of the close of business on the record date, February 28, 2014.

Shareholder of Record or Beneficial Owner. If your Common Shares are registered directly in your name with the Company’s transfer agent, you are considered the “shareholder of record” of those shares. The Company will send the notice for access directly to all shareholders of record. If, however, your Common Shares are held in a stock brokerage account or by a bank or other nominee, your broker, bank or other nominee is considered the shareholder of record and you are considered the “beneficial owner” of those shares. In this case, the broker, bank or other nominee is responsible for forwarding the notice for access to you and providing instructions on voting.

How to Vote. You may vote by proxy or in person at the Annual Meeting. We suggest that you vote by proxy even if you plan to attend the meeting. If you are the shareholder of record, you can vote by proxy in one of three ways:

•	Via Internet: Go to www.envisionreports.com/cvgb and follow the instructions in the Notice.

•	By telephone: Call toll-free 1-800-652-8683 and follow the instructions in the Notice.

•	In writing: Request a full packet of proxy materials. Then complete, sign, date and return your proxy card in the envelope provided.

If you are a beneficial owner of your Common Shares, please follow the instructions provided by your broker, bank or other nominee.

How Proxies Work. The Company’s Board of Directors (the “Board”) is asking for your proxy. Giving your proxy means that you authorize the individuals designated as proxies to vote your Common Shares at the Annual Meeting in the manner you direct. With respect to Proposal 1 you may vote for all, some or none of the director nominees. With respect to Proposals 2 or 3 you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposals 2 or 3, the abstention will be counted as a share cast, which has the same effect as a vote against the proposal.

Your proxy card covers all shares registered in your name. If you own Common Shares in the Convergys Corporation Retirement and Savings Plan (the “Retirement and Savings Plan”) or the Convergys Corporation Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”), your proxy card includes those shares, too. The trustee of each of these plans will vote your plan shares as directed by you. If you do not provide voting instructions, the trustee of each of these plans will vote your plan shares in proportion to the voting instructions it has received.

If you return your signed proxy, but do not specify how to vote, the individuals named as proxies will vote your Common Shares:

•	FOR all the director nominees;

•	FOR the Audit Committee’s proposal to ratify the appointment of the independent registered public accounting firm;

•	FOR approval, on an advisory basis, of the compensation of our named executive officers; and

•	in accordance with their judgment, upon such other matters if they are properly brought before the meeting.

If you hold Common Shares through a broker, bank or other nominee, you should receive materials from that broker, bank or other nominee asking how you want to vote. Review the voting form used by that firm to see if it offers Internet or telephone voting, and follow the voting instructions on that form. If you do not provide that broker, trustee or other nominee with voting instructions, your shares may constitute “broker non-votes.” In tabulating the voting results for the election of directors and each of the proposals, shares that constitute broker non-votes are not considered entitled to vote. Thus, broker non-votes will not affect the outcome of the election of directors or the proposal being voted on.

Revoking a Proxy. You may revoke your proxy before the Annual Meeting by:

•	sending written notice to our Corporate Secretary, which must be received prior to the Annual Meeting;

•	submitting a later-dated proxy, which we must receive prior to the Annual Meeting;

•	casting a new vote through the Internet or by telephone before 1:00 a.m. Eastern Daylight Time, on April 24, 2014; or

•	attending the Annual Meeting and revoking your proxy in person if you are the shareholder of record of your Common Shares.

If your Common Shares are held in the name of your broker, bank or other nominee and you wish to revoke your proxy in person at the meeting, you must bring an account statement or letter from the broker, bank or other nominee indicating that you were the beneficial owner of the Common Shares on the record date.

Tabulation of Voting. Independent inspectors of election tabulate the votes on all of the proposals.

Quorum and Voting Procedures. In order to carry on the business of the Annual Meeting, there must be a quorum. This means that at least a majority of the outstanding Common Shares eligible to vote must be represented at the meeting, either by proxy or in person.

Proposal 1—Election of Directors. Under Ohio law, the nominees receiving the greatest number of votes will be elected as directors. Common Shares as to which the authority to vote is withheld are not counted toward the election of directors or toward the election of the individual nominees specified on the proxy. Broker non-votes will not be counted as participating in the voting and, therefore, will have no effect.

Under the Company’s Code of Regulations, any director who receives a greater number of “withhold” votes than votes “for” in an uncontested election must promptly tender an offer of resignation to the Board. The Governance and Nominating Committee will consider the resignation offer, and then make a recommendation to the Board whether to accept or reject it. The Board will act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the shareholder vote. The Board will promptly disclose its decision whether to accept or reject the director’s resignation offer.

Proposal 2—Ratification of selection of Ernst & Young LLP. To be approved, this proposal requires the approval of a majority of the Common Shares participating in the voting. Broker non-votes will not be counted as participating in the voting and, therefore, will have no effect. An abstention will be counted as a share cast, which will have the same effect as a vote against the proposal.

Proposal 3—Approval, on an advisory basis, of the compensation of our named executive officers. To be approved, this proposal requires the approval of a majority of Common Shares participating in the voting. Broker non-votes will not be counted as participating in the voting and, therefore, will have no effect. An abstention will be counted as a share cast, which will have the same effect as a vote against the proposal.

Attending in Person. Shareholders as of the close of business on the record date may attend the Annual Meeting. To attend in person, you will need your photo identification and an admission ticket or evidence of ownership. For shareholders of record, the admission ticket is included on your Notice or, if you have requested and received a hard copy of the proxy materials, is attached to your proxy card. If your Common Shares are held in the name of your broker, bank or other nominee, you must bring to the meeting an account statement or letter from your broker, bank or other nominee indicating that you beneficially owned the shares on the record date.

Conduct of the Meeting. The Chairman of the meeting has broad authority to conduct the Annual Meeting in an orderly manner. This authority includes establishing rules for all activities during the meeting and in the question and answer session, which follows the meeting. In light of the need to conclude the meeting within a reasonable period of time, there are time limits for speaking and there is no assurance that every shareholder who wishes to speak will be able to do so. For safety and security reasons, cameras and other recording devices are not allowed in the meeting. Copies of the rules will be available at the meeting.

Contact Information. If you, as a shareholder, have questions, need more information about the Annual Meeting or would like printed copies of the materials mentioned above, please write to:

Corporate Secretary

Convergys Corporation

201 East Fourth Street

Cincinnati, Ohio 45202

or

call the Corporate Secretary’s office at (513) 723-2442.

For information about Common Shares registered in your name, call Computershare toll free at 1-888-294-8217 or access your account via the Internet at www.computershare.com/investor.

CORPORATE GOVERNANCE

Board Leadership Structure. The Board regularly considers the appropriate leadership structure and believes that it is important to retain the flexibility to make a determination based on what it believes will be the appropriate leadership structure in the circumstances. Although the Board does not believe the separation of the Chief Executive Officer and Chairman positions would be preferred in all circumstances, the Board has separated these roles since April 2007. Furthermore, the Board appoints a Presiding Director as required under the Company’s Governance Principles. Under the Governance Principles, the Chairman is designated as the Presiding Director. In the event the Chairman role is not held by an independent Board member, the Board will designate a lead director from among the independent directors to serve as the Presiding Director. The Presiding Director plays a key role in communications between the Board and the Chief Executive Officer (the “CEO”). The Presiding Director also has the authority under the Company’s Governance Principles to convene meetings of independent directors and to lead executive sessions of independent directors.

Jeffrey H. Fox has served as Chairman since November 2012 and Ronald L. Nelson has served as lead independent director and Presiding Director since May 2013. From February 2010 through October 2012, Mr. Fox served as the Company’s CEO. As CEO, Mr. Fox led the Company’s efforts to divest non-core businesses and focus the Company on its Customer Management business. Following the divestiture of non-core businesses, the Board approved, and the Company announced, a leadership succession plan to align the management team with the Company’s focus on the customer management business. In connection with the leadership succession plan, the Board re-evaluated its leadership structure and in November 2012 appointed Mr. Fox as its Executive Chairman and Philip A. Odeen as its lead independent and Presiding Director. Based on Mr. Fox’s performance as CEO and his understanding of the business, the Board viewed this structure as appropriate to provide leadership of, and oversight through, the management transition. Following the transition, Mr. Fox was appointed non-executive Chairman in May 2013. Following Mr. Odeen’s decision to retire and not stand for re-election at the 2013 Annual Meeting of shareholders, Mr. Nelson was appointed lead independent director and Presiding Director. The Board will continue to evaluate the leadership structure to ensure that it is appropriate.

Shareholders and other interested parties who wish to communicate with Convergys’s lead independent director and Presiding Director or with the non-employee directors, may address correspondence to:

Presiding Director

Convergys Corporation

P.O. Box 1895

201 East Fourth Street

Cincinnati, OH 45201-1895

Governance Principles. The Board has adopted Governance Principles, which contain information about the structure and functioning of the Board. These principles are available on the “Corporate Governance” page of the Investor Relations section of the Company’s website at www.convergys.com.

Shareholder Communications. Shareholders may communicate with the Board by written correspondence addressed to:

Convergys Corporation

Attention: Independent Directors

P.O. Box 1895

201 East Fourth Street

Cincinnati, OH 45201-1895

Compensation and Benefits Committee Interlocks and Insider Participation. No member of the Compensation and Benefits Committee is an employee of the Company, is or formerly was an officer of the

Company, or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K of the Securities Act of 1933, as amended. No member of the Board is an executive officer of another company of which an executive officer of the Company serves as a director.

Code of Ethics. In accordance with applicable New York Stock Exchange (“NYSE”) listing standards and SEC regulations, the Company has adopted a Code of Business Conduct and Ethics (which serves as the Code of Ethics for the directors, officers and employees of the Company), which is available on the “Corporate Governance” page of the Investor Relations section of our website at www.convergys.com. A copy in printed form is available upon request to our Corporate Secretary.

Risk Management and Oversight Process. The entire Board and each of its committees are involved in overseeing risk associated with the Company. The Board and the Audit and Finance Committees monitor the Company’s credit risk, liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and internal and external auditors and other advisors. In its periodic meetings with the internal auditors and the independent accountants, the Audit Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls and assessment of business risks and legal and ethical compliance programs. The Board and the Governance and Nominating Committee monitor the Company’s governance and succession risk by regular review with management and outside advisors. The Board and the Compensation and Benefits Committee monitor CEO succession and the Company’s compensation policies and related risks by regular reviews with management and the Committee’s outside advisors.

Related Party Transactions. The Company has a written policy for the review of transactions involving the Company and “related parties” (directors and executive officers and their immediate family members and shareholders owning five percent or more of the Company’s outstanding Common Shares). A related party transaction must be reviewed by the Audit Committee, which will ratify or approve the transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of the Company and that either the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, or the products or services being acquired are of a nature, quantity or quality, or on other terms, that are not readily available from other sources. For purposes of this policy, a “related party transaction” is any transaction in which the Company was or is to be a participant and in which any related party has a direct or indirect material interest, other than transactions that: (i) involve less than $120,000 when aggregated with all similar transactions, (ii) are available to all employees generally, or (iii) involve compensation of executive officers or directors duly authorized by the appropriate Board committee.

BOARD OF DIRECTORS AND COMMITTEES

The Company currently has nine directors, a number set by the Board in January 2013. Each director is elected to serve a one-year term expiring at the next Annual Meeting.

The Board held 8 meetings in 2013, and there were 5 sessions where the directors met without management (“Executive Sessions”). Each of the Board’s committees also met in Executive Session, generally at the end of each of their committee meetings. Each director attended at least 94% of the total number of meetings of the Board and committees of which he/she was a member. Directors also are expected to attend the Annual Meeting. All directors attended the 2013 Annual Meeting.

In 2013, the Board had five standing Board committees: the Audit Committee, the Compensation and Benefits Committee, the Executive Committee, the Finance Committee and the Governance and Nominating Committee. Each of these committees, except the Executive Committee, has a written charter approved by the Board. The charters for the Committees can be found under the “Corporate Governance” page of the Investor Relations section of the Company’s website at www.convergys.com and also are available in printed form to any shareholder who submits a request to the Corporate Secretary.

Set forth below is the current membership of each standing committee of the Board with the number of meetings held during 2013, in parentheses:

Audit Committee(8)	Compensation and Benefits Committee(5)	Executive Committee(0)	Finance Committee(3) (through January 2014)	Governance and Nominating Committee(4)
Mr. Wallman (Chair)	Mr. Gibbs (Chair)	Mr. Fox (Chair)	Mr. Barrett (Chair)	Mr. Nelson (Chair)
Mr. Devenuti	Mr. Barrett	Ms. Ayers	Mr. Gibbs	Ms. Herman
Ms. Herman	Mr. Monahan	Mr. Barrett	Mr. Wallman	Mr. Monahan
Mr. Gibbs
Mr. Nelson
Mr. Wallman

Audit Committee

The Audit Committee’s primary roles are to:

•	oversee the integrity of the Company’s financial statements;

•	oversee the Company’s compliance with legal and regulatory requirements;

•	assess the independent accountants’ qualifications and independence;

•	review the performance of the Company’s internal audit function and the independent accountants; and

•	oversee the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established.

The Audit Committee is directly responsible for the appointment of the independent registered public accounting firm. Both the internal auditors and the independent accountants periodically meet alone with the Audit Committee and have unrestricted access to the Audit Committee. The Board and the Audit Committee have designated Mr. Wallman as an “audit committee financial expert.” Further, each member of the Audit Committee is deemed financially literate, as that term is defined by the NYSE.

Compensation and Benefits Committee

The Compensation and Benefits Committee’s primary roles are to:

•	oversee the Company’s executive compensation plans and programs and review and recommend changes to these plans and programs to keep management’s and shareholders’ interests aligned;

•	review and evaluate the performance of the CEO against corporate goals and objectives;

•	review and recommend for the full Board’s approval the compensation of the CEO;

•	review the performance of the Company’s other executive officers and approve their compensation;

•	review and discuss with management the Compensation Discussion and Analysis included in the proxy statement; and

•	assess the risks associated with executive compensation and with each compensation program.

The CEO provides recommendations regarding the general design of the Company’s compensation plans for Committee approval as well as specific compensation actions involving the executive officers. The CEO is not present during Committee meetings at which compensation actions involving the CEO are discussed.

In accordance with the Committee’s Charter, the Committee has the sole authority, to the extent deemed necessary and appropriate, to retain and terminate any compensation consultants, outside counsel or other advisors to the Committee, including the sole authority to approve the consultant’s or advisor’s fees and other retention terms. Pursuant to its authority under its Charter, the Committee directly engages an independent outside consulting firm, Frederic W. Cook & Co., Inc. (“FW Cook”), to provide advice on executive compensation matters and to assist the Committee in its review of the compensation for the CEO and senior officers. FW Cook has no other business relationship with the Company. When appropriate, the Committee has discussions with its consultant without management present to ensure candor and impartiality.

Management also periodically may retain consultants to research and present information to management related to compensation trends and “best practices” in executive and non-employee director compensation. Executive compensation databases and other resources provided by the consulting firms set the foundation for a benchmarking process, which in turn serves as part of the basis for setting levels of compensation for each of the executive officers and non-employee directors.

Executive Committee

The Executive Committee has authority to act on behalf of the Board on most matters during the period between regular Board meetings.

Finance Committee

The Board had a Finance Committee until January 2014. In connection with the Board’s evaluation process, the Board determined that it could appropriately and effectively discharge its responsibilities without this standing Committee. The Finance Committee’s primary roles were to:

•	review the capital structure of the Company;

•	review and recommend to the Board short-term borrowing limits and proposed financings;

•	review and recommend to the Board significant mergers, acquisitions and divestitures;

•	review pension plan funding; and

•	review the performance of the pension plan’s investment portfolio and manager.

Governance and Nominating Committee

The Governance and Nominating Committee’s primary roles are to:

•	evaluate and recommend director nominees;

•	monitor the functions of Board committees and conduct evaluations of the Board and its committees;

•	review and respond to shareholder proposals and concerns;

•	review the Company’s corporate governance system and recommend to the Board principles, policies and procedures for dealing with corporate governance; and

•	assist the Board in reviewing and monitoring the Company’s management succession planning.

Director Independence

The Board annually reviews the independence of each of the directors. Based on the information supplied by each director, the Board has determined that, with the exception of Mr. Fox and Ms. Ayers, all of the directors qualify as being independent pursuant to NYSE listing standards and SEC rules. All of the members of the Board’s Audit Committee, Compensation and Benefits Committee, Governance and Nominating Committee and Finance Committee are independent directors. Members of the Compensation and Benefits Committee are also “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code (“Code”). None of the independent directors has any related party relationship prohibited by NYSE listing standards.

In making its independence determination, the Board considered the specific relationships described below between directors and companies with which those directors are affiliated.

John F. Barrett is a director and the Chief Executive Officer of Western & Southern Financial Group, Inc., and its subsidiary, The Western and Southern Life Insurance Company. Western & Southern Financial Group owns more than five percent of the outstanding Common Shares of Convergys and also owns Tri-State Ventures, LLC, which is the general partner of an investment fund in which certain assets of the Convergys Corporation Pension Plan (the “Pension Plan”) are invested. The Board has determined that Mr. Barrett’s relationship with Western & Southern does not disqualify Mr. Barrett from being deemed independent under NYSE listing standards.

Richard R. Devenuti is the President of Information Intelligence Group, a Division of EMC2 Corporation. In 2013, the Company utilized EMC2 Corporation to provide the Company with data storage and security products. The Board has determined that Mr. Devenuti’s relationship with EMC2 Corporation does not disqualify Mr. Devenuti from being deemed independent under NYSE listing standards.

Ronald L. Nelson is a director and the Chief Executive Officer of Avis Budget Group, Inc. In 2013, the Company utilized the automobile rental services of the Avis Budget Group, Inc. The Board has determined that Mr. Nelson’s relationship with Avis Budget Group, Inc. does not disqualify Mr. Nelson from being deemed independent under NYSE listing standards.

Director Qualifications

The Company’s Governance Principles contain criteria that may be applied in the evaluation of nominees for a position on its Board. Under these Governance Principles, the Governance and Nominating Committee, with oversight from the Board, performs on a regular basis an assessment of the skills and characteristics needed by the Board in the context of the current composition of the Board and the Board’s succession plan. Considerations in connection with this assessment include: (i) judgment, (ii) experience, (iii) skills, (iv) accountability and integrity, (v) financial literacy, (vi) leadership abilities, (vii) industry knowledge, (viii) diversity (both in perspectives as well as Board heterogeneity), (ix) other Board appointments, and (x) independence. These factors are considered by the directors in their judgment; the Governance Principles provide no formula or rules for the weighting of these factors. These principles are available on the “Corporate Governance” page of the Investor Relations section of the Company’s website at www.convergys.com.

The Governance Principles provide that a director’s final term is to end at the Annual Meeting of shareholders following such director’s 72nd birthday. The Governance and Nominating Committee is granted the discretion under the Governance Principles to waive this requirement.

The Board does not have a specific diversity policy, but, in accordance with the Governance Principles, the Board and the Governance and Nominating Committee consider diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership. The Company believes that diversity is important because a variety of experiences and points of view contribute to a more effective decision-making process.

In determining whether an incumbent director should stand for re-election, the Governance and Nominating Committee considers the above factors as well as that director’s attendance at meetings, achievement of satisfactory performance and other matters determined by the Board.

Director Nomination Process

Suggestions for director nomination for election at the 2015 Annual Meeting can be brought to the attention of the Board by the Governance and Nominating Committee, by individual members of the Board or by shareholders. A shareholder wishing to suggest an individual for nomination should submit the suggestion by certified mail, return receipt requested, to the Governance and Nominating Committee, c/o Corporate Secretary, at the address listed on page 3.

A suggested nominee must be submitted by the close of business on November 15, 2014. The nomination must be accompanied by the representations and other information set forth in the Governance Principles. Any such nominee must meet (1) the criteria set forth in the Governance Principles adopted by the Board, (2) the standards of independence established by the NYSE and the SEC and (3) other applicable laws, rules and regulations related to service as a director of the Company. The nominee also must agree to accept a nomination for Board candidacy. Nominations of qualified individuals will be screened by the Governance and Nominating Committee. The Governance and Nominating Committee has the authority to engage third-party services to assist in identifying and evaluating qualified director candidates.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board has nominated: Andrea J. Ayers, John F. Barrett, Richard R. Devenuti, Jeffrey H. Fox, Joseph E. Gibbs, Joan E. Herman, Thomas L. Monahan III, Ronald L. Nelson, and Richard F. Wallman, all of whom are incumbent directors, for election as directors to serve for a one-year term until the 2015 Annual Meeting of Shareholders and until a successor is elected.

Information about the nominees is provided below. If a director nominee becomes unavailable before the election, your proxy authorizes the proxies to vote for a replacement nominee if named by the Board.

THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES SET FORTH BELOW:

NOMINEES FOR DIRECTORS

(Terms expire in 2015)

Andrea J. Ayers

	Age:	50
	Director Since:	October 2012
	Committees:	Executive Committee
	Principal Occupation:	President and Chief Executive Officer of the Company since November 2012
	Prior Positions Held:	Chief Operating Officer of Convergys Customer Management Group Inc. (2010 – 2012); President of Convergys Customer Management Group Inc. (2008-2012)
	Other Current Public Company Directorships:	None
	Chosen to Serve:	Chosen to serve as a director based upon her industry experience, leadership, and extensive knowledge of the Company’s business. With this background, including over 20 years of experience with the Company (or its predecessor), she is uniquely qualified to understand the Company’s challenges and opportunities.
	Former Public Company Directorships held during the past 5 years:	None

John F. Barrett

	Age:	64
	Director Since:	May 1998
	Committees:	Executive Committee, Finance Committee (Chair), Compensation and Benefits Committee
	Principal Occupation:	Chairman of the Board, Western & Southern Financial Group, Inc., a diversified family of insurance and financial services companies, and The Western and Southern Life Insurance Company since 2002; President and Chief Executive Officer, Western & Southern Financial Group, Inc. since 2000; President and Chief Executive Officer, The Western & Southern Financial Group and its predecessors since 1994
	Other Current Public Company Directorships:	Cintas Corporation (NYSE: CTAS)
	Chosen to Serve:	Chosen to serve as a Director based upon his leadership experience and judgment, CEO and Board Chairman experience, financial services and insurance industry knowledge, as well as his diversity of viewpoint and experience.

	Former Public Company Directorships held during the past 5 years:	The Fifth Third Bancorp and its subsidiary, The Fifth Third
Bank

Richard R. Devenuti

	Age:	55
	Director Since:	August 2009
	Committees:	Audit Committee
	Principal Occupation:	President, Information Intelligence Group, a Division of EMC[2] Corporation, world’s leading developer and provider of information infrastructure technology and solutions, since October 2010, Senior Vice President, EMC[2] Corporation since 2008
	Prior Positions Held:	Corporate Senior Vice President, Microsoft Corporation (2004-2006); Vice President and Chief Information Officer, Microsoft Corporation (1999-2004)
	Other Current Public Company Directorships:	St. Jude Medical Inc. (NYSE: STJ)

	Chosen to Serve:	Chosen to serve as a Director based upon his leadership experience and judgment, prior experience as a CIO and contact center operations leader, industry knowledge in technology and customer care, as well as his diversity of viewpoint and experience.

	Former Public Company Directorships held during the past 5 years:	Xeta Technologies Corporation

Jeffrey H. Fox

	Age:	51
	Director Since:	February 2009
	Committees:	Executive Committee (Chair)
	Principal Occupation:	Chairman of the Board since November 2012
	Prior Positions Held:	Non-Executive Chairman of the Company (since May 2013); Executive Chairman of the Company (2012-2013); President and Chief Executive Officer of the Company (2010-2012); Principal and former Chief Executive Officer, The Circumference Group LLC (2009-2010); Chief Operating Officer, Alltel Corporation (2007-2008); Group President, Shared Services, Alltel Corporation (2003-2007)

	Other Current Public Company Directorships:	Avis Budget Group, Inc. (NASDAQ: CAR)

	Chosen to Serve:	Chosen to serve as a Director based upon his leadership experience and judgment, CEO and transactional experience, industry knowledge of communications and billing, as well as his diversity of viewpoint and experience.

	Former Public Company Directorships held during the past 5 years:	None

Joseph E. Gibbs

	Age:	64
	Director Since:	December 2000
	Committees:	Compensation and Benefits Committee (Chair), Executive Committee, Finance Committee
	Principal Occupation:	Chairman, Gibbs Investments, LLC since 2002
	Prior Positions Held:	Co-Founder, Vice Chairman, President and Chief Executive Officer, TGC, Inc. (The Golf Channel) (1991-2001)
	Other Current Public Company Directorships:	None
	Chosen to Serve:	Chosen to serve as a Director based upon his leadership experience and judgment, prior CEO and Board Chairman experience, cable and billing industry knowledge, as well as his diversity of viewpoint and experience.

	Former Public Company Directorships held during the past 5 years:	None

Joan E. Herman

	Age:	60
	Director Since:	December 2011
	Committees:	Audit Committee, Governance and Nominating Committee
	Principal Occupation:	President and Chief Executive Officer of Herman & Associates LLC since 2008
	Prior Positions Held:	President and Chief Executive Officer, Consumer Business Unit, Wellpoint, Inc. (2007-2008); President and Chief Executive Officer, Specialty, Senior and State Sponsored Business, Wellpoint, Inc. (2004-2007); President and Chief Executive Officer, Senior, Specialty and State Sponsored Programs, Wellpoint, Inc. (2000-2004); Group President, Senior and Specialty Businesses, Wellpoint, Inc. (1999-2000); President, Specialty Businesses, Wellpoint, Inc. (1998-1999)
	Other Current Public Company Directorships:	HealthSouth (NYSE: HLS)

	Chosen to Serve:	Chosen to serve as a Director based upon her leadership experience and judgment, prior and current experience as President and CEO, healthcare and insurance industry knowledge, as well as her diversity of viewpoint and experience.

	Former Public Company Directorships held during the past 5 years:	MRV Communications, Inc., Qualicorp SA

Thomas L. Monahan III

	Age:	47
	Director Since:	February 2008
	Committees:	Compensation and Benefits Committee, Governance and Nominating Committee
	Principal Occupation:	Chairman and Chief Executive Officer, The Corporate Executive Board Company (CEB), an advisory company providing advanced research and analytics to deliver insights, tools and solutions to member companies, since January 2008; Chief Executive Officer, CEB since 2005
	Prior Positions Held:	General Manager of the Finance, Legal & Administration, Strategy & Innovation, Information Technology and Operations Divisions, CEB (2002-2005)
	Other Current Public Company Directorships:	CEB (NYSE: CEB)

	Chosen to Serve:	Chosen to serve as a Director based upon his leadership experience and judgment, CEO and Board Chairman experience, as well as industry knowledge in data and customer analytics and his diversity of viewpoint and experience.

	Former Public Company Directorships held during the past 5 years:	None

Ronald L. Nelson

	Age:	61
	Director Since:	August 2008
	Committees:	Executive Committee, Governance and Nominating Committee (Chair)
	Principal Occupation:	Chairman and Chief Executive Officer, Avis Budget Group, Inc., a global provider of vehicle rental services, since 2006
	Prior Positions Held:	President and Chief Financial Officer, Cendant Corporation (2003-2006)
	Other Current Public Company Directorships:	Avis Budget Group, Inc. (NASDAQ: CAR), and Hanesbrands Inc. (NYSE: HBI)
	Chosen to Serve:	Chosen to serve as a Director based upon his leadership experience and judgment, CEO, Board Chairman, CFO and transactional experience, as well as his diversity of viewpoint and experience.

	Former Public Company Directorships held during the past 5 years:	None

Richard F. Wallman

	Age:	62
	Director Since:	June 2007
	Committees:	Audit Committee (Chair), Executive Committee, Finance Committee
	Principal Occupation:	Retired Senior Vice President and Chief Financial Officer, Honeywell International, Inc. since July 2003
	Prior Positions Held:	Senior Vice President and Chief Financial Officer of Honeywell International, Inc. (March 1995–July 2003)
	Other Current Public Company Directorships:	Tornier, Inc. (NYSE: TRNX), Charles River Laboratories (NYSE: CRL), Roper Industries, Inc. (NYSE: ROP), and Extended Stay America (NYSE: STAY)

	Chosen to Serve:	Chosen to serve as a Director based upon his leadership experience and judgment, prior CFO experience, Audit Committee experience, industry knowledge in diversified manufacturing, as well as his diversity of viewpoint and experience.

	Former Public Company Directorships held during the past 5 years:	Dana Holding Corporation, Hayes Lemmerz International Inc., Lear Corporation, and Ariba, Inc.

SHARE OWNERSHIP

General

On the record date, February 28, 2014, the outstanding securities of the Company consisted of 101,442,142 Common Shares. The Company also has 88,150,957 Common Shares which are held in treasury and are not considered outstanding for quorum, voting or other purposes. Each Common Share has one vote on each matter presented for action at the Annual Meeting of shareholders. The following table sets forth information, as of the record date, with respect to those persons that the Company believes to be beneficial owners of more than five percent of the Company’s voting securities. The SEC has defined “beneficial owner” of a security to include any person who has or shares voting power or investment power with respect to any such security or has the right to acquire beneficial ownership of any such security within 60 days.

Title of Class	Beneficial Owner	Number of Common Shares		Percent of Class
Common Shares	Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	9,201,111	(1)	9.05	%(1)

Common Shares	BlackRock Inc. 40 East 52nd Street New York, NY 10022	9,188,981	(2)	9.00	%(2)

Common Shares	The Western and Southern Life Insurance Co. 400 Broadway Cincinnati, OH 45202	7,330,603	(3)	7.20	%(3)

Common Shares	LSV Asset Management 1 N. Wacker Drive Suite 4000 Chicago, IL 60606	6,419,260	(4)	6.06	%(4)

Common Shares	Royce & Associates, LLC 745 Fifth Avenue New York, New York 10151	5,978,451	(5)	5.88	%(5)

Common Shares	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	5,260,551	(6)	5.17	%(6)

(1)

The information provided for Dimensional Fund Advisors LP is taken from Amendment No. 2 to Schedule 13G/A filed by such beneficial owner(s), including members of a Section 13(d) group with such beneficial owner(s), with the SEC to report ownership as of December 31, 2013 as follows: sole voting power over 9,085,353 Common Shares, sole dispositive power over 9,201,111 Common Shares, and no shared dispositive or shared voting power.

(2)

The information provided for BlackRock, Inc. is taken from Amendment No. 4 to Schedule 13G/A filed by such beneficial owner(s), including members of a Section 13(d) group with such beneficial owner(s), with the SEC to report ownership as of December 31, 2013 as follows: sole voting power over 8,823,652 Common Shares, sole dispositive power over 9,188,981 Common Shares, and no shared dispositive or shared voting power.

(3)

The information provided for The Western and Southern Life Insurance Company is taken from Amendment No. 3 to Schedule 13G/A filed by such beneficial owner(s), including members of a Section 13(d) group with such beneficial owner(s), with the SEC to report ownership as of December 31, 2013 as follows: shared voting power over 7,330,603 Common Shares, shared dispositive power over 7,330,603 Common Shares, and no sole dispositive or sole voting power.

(4)

The information provided for LSV Asset Management is taken from Schedule 13G filed by such beneficial owner with the SEC to report ownership as of December 31, 2012 as follows: sole voting power over 6,419,260 Common Shares, sole dispositive power over 6,419,260 Common Shares, and no shared dispositive or shared voting power.

(5)

The information provided for Royce & Associates, LLC is taken from Schedule 13G filed by such beneficial owner, with the SEC to report ownership as of December 31, 2013 as follows: sole voting power over 5,978,451 Common Shares, sole disposition power over 5,978,451 Common Shares, and no shared dispositive or shared voting power.

(6)

The information provided for The Vanguard Group is taken from Amendment No. 1 to Schedule 13G filed by such beneficial owner(s), including members of Section 13(d) group with such beneficial owner(s), with the SEC to report ownership as of December 31, 2013 as follows: sole voting power over 158,305 Common Shares, sole dispositive power over 5,110,446 Common Shares, shared dispositive power over 150,105 Common Shares, and no shared voting power.

Section 16(a) Beneficial Ownership Reporting Compliance

Ownership of and transactions in Company securities by certain executive officers and directors of the Company are required to be reported to the SEC pursuant to Section 16 of the Exchange Act. Based on its review of Forms 3, 4, and 5 furnished to the Company, the Company believes that all of its executive officers, directors and applicable shareholders complied with these filing requirements on a timely basis during 2013.

Directors and Executive Officer Beneficial Ownership

The following table sets forth certain information known to the Company with respect to beneficial ownership of Common Shares by each director and named executive officer (defined in the “Compensation Discussion and Analysis” section) and by all directors and named executive officers as a group as of the record date of February 28, 2014.

Title of Class	Name of Beneficial Owner	Number of Common Shares Owned	Vesting Within 60 Days(1)	Total Beneficial Ownership(2)	Percent of Class(1)
Common Shares	Andrea J. Ayers	161,446	81,928	243,374	*
Common Shares	John F. Barrett(3)	84,175	0	84,175	*
Common Shares	Christine Timmins Barry	14,419	30,495	44,914	*
Common Shares	Claudia L. Cline	23,480	18,150	41,630	*
Common Shares	Richard R. Devenuti	27,683	0	27,683	*
Common Shares	Jeffrey H. Fox(4)	890,326	379,424	1,269,750	1.252%
Common Shares	Joseph E. Gibbs	37,214	0	37,214	*
Common Shares	Joan E. Herman	14,703	0	14,703	*
Common Shares	Thomas L. Monahan III	41,619	0	41,619	*
Common Shares	Ronald L. Nelson	63,886	0	63,886	*
Common Shares	Andre S. Valentine	25,542	22,995	48,537	*
Common Shares	Richard F. Wallman	31,946	0	31,946	*

Common Shares	12 Directors and Executive Officers as a group	1,416,439	532,992	1,949,431	1.922%

*	Represents less than 1%.
(1)

Includes Common Shares subject to outstanding options which are exercisable by such individuals within 60 days of February 28, 2014. The following Common Shares subject to such options are included in the totals: 81,928 for Ms. Ayers; 22,995 for Mr. Valentine; 379,424 for Mr. Fox; 30,495 for Ms. Timmins Barry; and 18,150 for Ms. Cline.

(2)

Does not include the aggregate number of (i) Common Share equivalents credited to such individuals’ accounts under the Convergys Corporation Executive Deferred Compensation Plan (“Executive Deferred Compensation Plan” or “EDCP”) described in this Proxy Statement and (ii) Common Shares issuable under the time-based restricted stock units (“TRSUs”) granted in 2012, 2013 and 2014: 130,623 for Ms. Ayers; 40,257 for Mr. Valentine; 12,522 for Ms. Timmins Barry; and 18,673 for Ms. Cline and performance-based restricted stock units (“PRSUs”) granted in 2013 and 2014: 103,649 for Ms. Ayers; 30,476 for Mr. Valentine; 11,723 for Ms. Timmins Barry; and 15,238 Ms. Cline.

Includes the following time-based restricted stock units which have vested and are being held by the Company until separation from service: 20,953 for Mr. Barrett; 20,378 for Mr. Devenuti; 0 for Mr. Fox; 12,198 for Mr. Gibbs; 6,766 for Ms. Herman; 12,970 for Mr. Monahan; 19,228 for Mr. Nelson; and 13,004 for Mr. Wallman. Does not include the following aggregate number of (i) Common Share equivalents credited to such individuals’ accounts under the Convergys Corporation Deferred Compensation Plan for Non-Employee Directors (“Directors Deferred Compensation Plan”) described later in this Proxy Statement and (ii) Common Shares issuable under the TRSUs granted in 2013 to each non-management director that have not yet vested and do not vest within 60 days of the record date: 9,365 for Mr. Barrett; 6,396 for Mr. Devenuti;19,148 for Mr. Gibbs; 6,396 for Ms. Herman; 15,913 for Mr. Monahan; 6,548 for Mr. Nelson; and 6,701 for Mr. Wallman.

(3)

Includes 1,568 Common Shares held directly by members of Mr. Barrett’s family, but as to which he disclaims beneficial ownership. This does not include Common Shares held by The Western & Southern Life Insurance Company and its affiliates for which Mr. Barrett serves as Chairman of the Board, President and Chief Executive Officer. Mr. Barrett disclaims beneficial ownership of the Common Shares held by The Western & Southern Life Insurance Company and its affiliates.

(4)

Includes 31,850 Common Shares held directly by the Fox Family Charitable Trust and 400,000 Common Shares held directly by FAMCO Enterprises Limited Partnership but as to which he disclaims beneficial ownership.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Securities Act of 1933 and, based on that review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Compensation and Benefits Committee

Joseph E. Gibbs, Chair
John F. Barrett
Thomas L. Monahan III

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains our compensation program for our Chief Executive Officer (“CEO”), Chief Financial Officer, and our other two most highly compensated executive officers as of December 31, 2013. These executives are: (i) Andrea J. Ayers, our President and CEO, (ii) Andre S. Valentine, our Chief Financial Officer, (iii) Christine Timmins Barry, Senior Vice President Operations, and (iv) Claudia L. Cline, Senior Vice President and General Counsel.

This report also covers an additional executive, Jeffrey H. Fox, whose role with the Company transitioned from Executive Chairman to non-executive Chairman of the Board of Directors during 2013. We refer to these individuals collectively as our named executive officers.

Executive Summary

Our 2013 marked the first full year operating with a singular focus on customer management. At the outset of the year, we established several key business objectives, including sustainable revenue growth, margin expansion, and a balanced and disciplined approach to capital deployment.

In response, we continued deployment of our standardized global operating model to enhance our delivery of consistent quality service and promote efficiencies. We also continued to refine our cost structure by removing indirect costs to further streamline our business. We paid $24 million in dividends to our shareholders, which included an increase in our quarterly dividend, and we repurchased $119 million of our Common Shares under our Board-approved repurchase authorization.

We structured our incentive plans to focus our executives on achieving these business objectives and to align their interests with those of our shareholders. For example:

Incentive Award	Connection to 2013 Business Objectives	2013 Results and Payouts
2013 Annual Incentive

•    Achieving specified levels of adjusted Operating Income to focus on profitability, operating performance and disciplined capital deployment

•    To maintain our focus on top-line growth, but not at the expense of profit, we also established a revenue goal that could increase payout

•    Adjusted Operating Income was $154.7 million, which represented a 6% increase over the prior year and a payout of 72% of target

•    2% increase in revenue, including growth in our top customers and addition of new customers, but we fell short of target. Consistent with our pay-for-performance philosophy, there was no additional payout

2012 Performance-Based RSUs	• Achieving specified levels of adjusted EBITDA for the two-year period ending December 31, 2013 to focus on profitability, operating discipline, and sustained long-term shareholder value	• Adjusted EBITDA was $250.6 million and adjusted EBITDA margin was 12.2%, which represented increases from $239.5 million and 11.9%, respectively, in the prior year • Awards earned at 177% of target

2013 Performance-Based RSUs	• Achieving specified levels of adjusted Earnings per Share over a three-year period ending December 31, 2015 to strengthen alignment with shareholders

•    Adjusted Earnings per Share was $1.07 for the first year of the performance period, which represented an 18% increase over the prior year.

•    Award remains at risk: Payout subject to Adjusted Earnings per Share performance through December 31, 2015

Adjusted Operating Income, adjusted EBITDA, adjusted EBITDA margin, and adjusted Earnings per Share are reported on pages 24 through 28 of our Annual Report on Form 10-K for the year ended December 31, 2013. We urge our shareholders to refer to these pages in the Form 10-K, which was filed with the U.S. Securities and Exchange Commission on February 28, 2014, for a full reconciliation of these non-GAAP results.

As in previous years, shareholders continued to show strong support for our executive compensation program by approving the compensation of our named executive officers by a vote of approximately 96% of the votes cast at the 2013 Annual Meeting. The Compensation and Benefits Committee views this result as confirmation that our compensation program, with its emphasis on pay-for-performance and prudent governance practices, is structured and designed to achieve our stated goals. We once again urge our shareholders to vote FOR the approval, on an advisory basis, of the compensation of our named executive officers.

Overview of Executive Compensation Program Objectives

Our long-term success is based on achieving key strategic, financial, customer and operational goals each year. To drive and align focus, our executive compensation program emphasizes pay-for-performance by incorporating variable or “at risk” components and is designed to:

•

Align the interests of our executives with those of our shareholders by increasing our executives’ ownership of the Company’s Common Shares through equity incentive awards and in accordance with our stock ownership guidelines.

•

Provide a strong link between pay and performance by encouraging current business results through performance-based annual incentives and by encouraging achievement of longer-term business goals through our multi-year performance-based restricted stock units (“PRSUs”).

•

Attract needed talent and protect our talent from being recruited by our competitors by offering compensation opportunities that are competitive with those offered by other firms with which we compete for executive talent, as well as commensurate with each executive’s responsibilities, experience and demonstrated performance.

Governance

Our pay-for-performance programs are governed by a number of policies that are aligned with the long-term interests of our shareholders, including:

•

Stock ownership guidelines. We maintain robust stock ownership guidelines of five times base pay for our CEO and three times base pay for our other named executive officers. We implemented a retention-based holding requirement in 2013.

•

Recoupment of Equity Awards. We have the right to cancel outstanding equity awards and recover realized gains if an executive engages in certain “detrimental activity” while employed by the Company or within two years thereafter.

•

Double Trigger Benefits. Our change of control arrangements provide cash severance only upon a “double trigger,” meaning that cash severance is payable only if our named executive officers incur a qualifying termination of employment in connection with a change of control.

•	No Excise Tax Gross-Ups. In 2012, we eliminated the golden parachute excise tax gross-up protection for all executives, regardless of their date of hire.

•	Frozen SERP. Since April 1, 2008, our U.S.-qualified pension plan and the related supplemental executive retirement plan have been frozen and closed to new entrants.

•

Limited Perquisites. Over the past several years, we have significantly reduced the perquisites provided to our named executive officers. In 2013, we offered only supplemental disability and life insurance and an executive medical exam.

Role of Independent Consultants

To help determine the compensation programs offered to our CEO and other executive officers as well as to help assess the compensation programs offered by our competitors, the Compensation and Benefits Committee (the “Committee”) has retained Frederic W. Cook & Co., Inc. (“FW Cook”), an independent consulting firm, to provide advice on executive compensation matters. FW Cook has no other business relationship with the Company other than, at the request of the Committee, FW Cook reviewed board of director pay levels. The Committee has assessed the independence of FW Cook pursuant to rules implementing the Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and concluded that no conflict of interest exists that would prevent the consulting firm from independently advising the Committee. The Committee will assess FW Cook’s independence at least annually but will do so more often as necessary if circumstances change.

Market Approach and Use of Peer Groups

With the advice of FW Cook, the independent members of the Board (in the case of the CEO) and the Committee (for all other executive officers) compared our compensation program to the programs of a group of companies with which we compete for business and talent (the “Peer Group”). The Peer Group consists of publicly-traded customer management outsourcing firms, as well as companies that compete in similar industries, such as business process outsourcers and transaction processors. The Peer Group was selected primarily based upon the following criteria: (i) similar business operations/industry/competitors for investor capital, (ii) sales and market capitalization between approximately 1/3 and 3 times our sales and market capitalization, and (iii) competitors for executive talent. In order to construct a Peer Group with a sufficient number of companies such that adequate data are provided with which to reach valid conclusions, we considered potential peers that operate in the customer management sector and related industries that are labor intensive and subject to similar economic pressures and opportunities. For purposes of establishing 2013 compensation levels, our Peer Group consisted of the following 14 companies:

Acxiom Corp.	Fiserv Inc.
Alliance Data Systems Corp.	Genpact Ltd.
Broadridge Financial Solutions, Inc.	Lender Processing Services Inc.
CA, Inc. Ciber, Inc. Corelogic, Inc. DST Systems Inc.	Sykes Enterprises Inc. TeleTech Holdings Inc. Unisys Corp. West Corporation

We believe that each element of our compensation program should remain competitive to retain, and, if necessary, attract key executive talent. To achieve this objective, the Committee generally strives to establish a target total direct compensation opportunity, including base salary, annual incentive and long-term incentive, within 15% of the 50th percentile of the competitive market data. In making such determination, FW Cook reviews relevant data from our Peer Group, to the extent available, and size-adjusts the data from the purchased survey reports to reflect our revenue in relation to the survey participants so that they most accurately reflect the scope of responsibility for each respective executive officer. However, the market data are regarded as general reference points by the Committee, and the Committee retains the flexibility to make adjustments to the compensation opportunities to respond to market conditions, time in position, individual performance or experience and other relevant circumstances. For 2013, the total direct compensation opportunity for each of our named executive officers other than Mr. Fox was below the established range, based on their relatively short tenure in each of their respective roles. The Committee has discussed plans to move the compensation levels of each of these named executive officers to be within the stated objective in due course, subject to performance and continuing successful transition into their respective roles.

Establishing Executive Compensation

The Committee’s starting point for determining target total direct compensation, and the allocation of this amount among salary, annual cash incentive, Time-based Restricted Stock Units (“TRSUs”) and PRSUs, is market information derived from the published survey data and provided in public filings with the SEC by the Peer Group companies. A summary of each of the elements of total target direct compensation for each executive officer, along with the market information for these same elements for executives with similar roles, is compiled by FW Cook and reviewed by the Committee. Tally sheets setting forth all elements of an individual’s earned compensation, including the value of qualified and nonqualified benefit programs and the value of other non-cash compensation, are also reviewed at least annually for each executive officer. For 2013 and 2014, no adjustments were made to the current compensation levels specifically as a result of the tally sheet review because the amounts were considered reasonable and appropriate. Further, the Committee reviewed the currently unvested TRSU and PRSU opportunities for incomplete performance cycles in order to evaluate the retention value associated with current outstanding awards. The Committee found that the desired retention value should be achieved over time with additional equity award opportunities to be granted to our executives.

Elements of Executive Compensation

We use a mix of the following compensation elements, each of which is described in more detail below:

•	Base salary,

•	Annual incentive,

•	Long-term incentive,

•	Qualified and nonqualified benefits and limited perquisites, and

•	Severance and change of control arrangements.

Base Salaries

Base salaries are designed to reward named executive officers for their skills, experience and performance. Increases in base salaries are used generally to further reward our named executive officers for their excellent performance, continued growth in their roles and for taking on new responsibilities. Rewarding top performers with base salary increases supports our pay-for-performance objective.

Effective May 1, 2013, the annualized base salaries of Ms. Ayers, Mr. Valentine, Ms. Timmins Barry, and Ms. Cline were increased by 7.1%, 10.7%, 6.7% and 10.0% respectively, as compared to the annualized rate in effect at the end of 2012. These adjustments were intended to recognize each officer’s successful transition to his or her new role and to bring the base salary levels closer to the competitive range of the market data. The independent members of the Board, upon the Committee’s recommendation, maintained Mr. Fox’s 2013 base salary as Executive Chairman at the same level as in 2012.

The base salaries of our named executive officers are paid in cash, with the exception of Mr. Fox, whose base salary was paid partially in cash and partially in the form of salary stock in order to increase the alignment of his interests with those of our shareholders. The base salary levels for each of our named executive officers are set forth in the Salary column of the Summary Compensation Table of this proxy statement on page 30.

Annual Incentive

In 2013, our named executive officers participated in our Annual Incentive Plan (“AIP”). The AIP is an important component of total cash compensation because it rewards our management for achieving annual financial, operational and individual results and emphasizes variable or “at risk” compensation.

The independent members of the Board (in the case of the CEO) and the Committee (for all other executive officers) established initial target award opportunities for the named executive officers under the AIP for 2013, which generally were expressed as a percentage of base salary and remained unchanged from the levels in effect at the end of 2012. For 2013, the total target annual incentive opportunity for each respective executive officer was prorated to reflect each executive officer’s change in base salary. The independent members of the Board established a 2013 target annual incentive opportunity for Mr. Fox equal to 101,563 shares of stock, which was intended to motivate Mr. Fox to focus on our goal of creating sustainable long-term value for our shareholders. The 2013 final (non-prorated) target annual incentive opportunities for our other named executive officers were as follows:

Name	Target Annual Incentive Opportunity (% Base Salary)
Andrea J. Ayers	100%
Andre S. Valentine	75%
Christine Timmins Barry	70%
Claudia L. Cline	50%

In 2013, our AIP was based primarily on the achievement of certain adjusted operating income (“OI”) and revenue goals. The Committee believes that the OI goals motivate our management to focus on profitability, operating performance and disciplined capital deployment. The Committee established OI and revenue goals on a company-wide basis to apply to all participating executives, including the named executive officers. The Committee established threshold, target and maximum performance levels for these OI goals. Payout levels equaled 50% of target for threshold performance, 100% for target performance and 150% for maximum performance, with achievement between these levels determined by interpolation. To maintain our executives’ focus on top-line growth, but not at the expense of profit, the Committee also established revenue goals that, if achieved, could increase the payout by up to 50% of the target opportunity, provided that we achieved at least our threshold OI goal.

The 2013 OI and revenue goals contemplated, and actual payout percentages reflect, certain pre-approved adjustments described in our Annual Report on Form 10-K. The OI and revenue goals were revised upward by the Committee in light of the acquisition of Datacom’s Southeast Asia BPO business and its budgeted contribution to our performance. The revised OI and revenue goals and actual results against these goals are set forth in the following table.

OI Goal (millions)					Revenue “Modifier” (millions)				Combined Payout %
Threshold (50%)	Target (100%)	Maximum (150%)	Actual Results(1)	Payout %	Threshold (1%)	Maximum (50%)	Actual Results(2)	Payout %
$148	$163	$193	$155	72%	$2,066	$2,146	$2,028	0%	72%

(1)	Actual performance reflects $155 of adjusted OI reported in our Annual Report on Form 10-K. The Committee pre-approved these adjustments, which primarily related to pension settlements.

(2)

Actual performance reflects total revenues of $2,046 with a negative adjustment for ongoing transition services revenues resulting from the sale of our Information Management business in 2012. These transition services revenues are reported in our Annual Report on Form 10-K.

The 2013 annual incentive was paid in cash, with the exception of Mr. Fox, who received a payout of his 2013 annual incentive in the form of Common Shares to further align his interests with those of our shareholders. This payout was prorated to reflect the period of time in 2013 during which Mr. Fox served in his executive officer role.

For more information on the 2013 annual incentive opportunities for our named executive officers, please refer to the “Grants of Plan-Based Awards” section of this proxy statement on page 32. The amounts of the 2013 annual incentive payments are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table of this proxy statement on page 30 for each named executive officer other than Mr. Fox. The probable outcome value of the annual incentive award for Mr. Fox, which is payable in the form of the Company’s Common Shares, is set forth in the Stock Awards column of the Summary Compensation Table.

Long-Term Incentives

In 2013, our named executive officers participated in our long-term, performance-based equity program. This program is designed to reward for Company performance, to drive sustainable, long-term growth for our Company and our shareholders and to reinforce retention goals.

Annual Award Opportunities

When establishing the 2013 long-term incentive award opportunities for our named executive officers during the annual grant cycle in February 2013, the Committee balanced the goal of establishing competitive long-term incentive awards with the need to appropriately manage the dilutive impact and financial accounting cost of our equity incentive program. For 2013, the target opportunities for Ms. Ayers, Mr. Valentine, Ms. Timmins Barry and Ms. Cline were increased over 2012 levels by approximately 52%, 52%, 91% and 45%, respectively. These adjustments were intended to recognize each officer’s successful transition to his or her new role and to bring long-term incentive opportunities closer to the competitive range of the market data. The independent members of the Board eliminated the target long-term incentive opportunity for Mr. Fox as a result of his transition from CEO to Executive Chairman in late 2012.

The following chart illustrates the 2013 target long-term incentive opportunities for our named executive officers.

Name	2013 Target Long-Term Incentive Opportunity*
Andrea J. Ayers	$1,900,000
Andre S. Valentine	$550,000
Christine Timmins Barry	$392,500
Claudia L. Cline	$275,000

*	The amounts shown in this column reflect the target value of the opportunity before conversion to share awards and, therefore, do not match exactly the award values shown in the Summary Compensation Table or the Grant of Plan-Based Awards table.

In 2013, the Committee allocated the long-term incentive opportunity equally among PRSUs and TRSUs. In a change from 2012, we did not grant any stock options in 2013 because we wanted to focus our executives more on achieving specified performance objectives. Moreover, we believe that PRSU and TRSU awards are generally more efficient and less dilutive forms of equity compensation than stock options. While the Committee has no current intention to issue stock options, it could consider grants of stock options if deemed appropriate in the future.

•

Performance-Based Restricted Stock Units. The PRSUs provide our named executive officers with the opportunity to receive shares based on the extent to which the Company achieves certain levels of adjusted EPS over a three-year period. The Committee selected a three-year performance period because it enabled the Committee to establish performance targets that would be highly motivating and meaningful in an uncertain economy and it was consistent with market trends. The multi-year EPS goal for the PRSUs, together with the OI and revenue goals under the AIP are intended to reflect a balanced mix of performance measures and to focus our named executive officers on building sustained long-term shareholder value. Further, the PRSU awards measure performance and base payouts on results that our named executive officers can understand and influence. The payout opportunity ranges from 50% to 200% of the PRSUs subject to Company performance; no payout would be earned if performance is below the threshold level.

•

Time-Based Restricted Stock Units. The TRSUs provide our named executive officers with the opportunity to receive Common Shares if they remain employed with us through the first, second and third anniversaries of the date of grant. The TRSUs are intended to foster employee stock ownership, align the interests of management with those of our shareholders and enhance our retention program. Moreover, the time-based awards, combined with the Company’s stock ownership requirements, are intended to provide a direct incentive for our management to build sustained long-term shareholder value.

Payout of 2012 PRSU Awards

In 2012, we granted PRSUs to our named executive officers. The payout of the 2012 PRSUs depended on our adjusted EBITDA for the two-year performance period from January 1, 2012 to December 31, 2013. The performance goals were adjusted in light of the sale of our IM business in May 2012. Threshold performance for the PRSUs was set at $429 million, target performance was set at $447 million and maximum performance was set at $493 million, with achievement between the levels determined by interpolation. The Committee subsequently reviewed our 2012 PRSU Awards in 2013 in light of the acquisition of Datacom’s Southeast Asia BPO business. EBITDA goals were increased in connection with the acquisition to $431 million (threshold), $449 million (target) and $495 million (maximum).

Our 2012 adjusted EBITDA was approximately $240 million, and the Committee applied a negative adjustment, resulting in adjusted EBITDA performance of $234 million. The negative adjustment primarily related to investment income, which was driven by proceeds following business divestitures. Our 2013 adjusted EBITDA was $251 million. Accordingly, EBITDA achievement over the performance period from January 1, 2012 to December 31, 2013 was $485 million. As a result, the 2012 PRSU awards generally were paid out at 177% of the target award upon vesting on February 10, 2014. Our 2012 and 2013 adjusted EBITDA results are reported in our Annual Report on Form 10-K.

For more information on each named executive officer’s award, please refer to the “Outstanding Equity Awards at Fiscal Year End” section beginning on page 33.

Compensation of Mr. Fox

On October 23, 2012, our Board of Directors elected Mr. Fox, formerly our President and CEO, as Executive Chairman of our Board of Directors, effective November 1, 2012. In connection with his election as Executive Chairman, Mr. Fox’s employment letter agreement was amended. Pursuant to Mr. Fox’s amended employment letter agreement, his target total direct compensation for 2013 was reduced approximately in half from the 2012 level. Under the amended employment letter, (i) the cash portion of his base salary continued at the rate of $300,000 per year, (ii) the stock portion of his base salary was paid at the rate of 5,000 Common Shares per month, (iii) his target annual incentive opportunity was 101,563 Common Shares, and (iv) he was no longer eligible to participate in our executive long-term incentive compensation program.

Effective May 1, 2013, Mr. Fox stepped down as Executive Chairman after the transition of his executive officer duties to Ms. Ayers and became Chairman of the Board, a non-executive officer role. In connection with his transition, Mr. Fox is entitled to continued vesting of unvested equity awards previously granted to him for so long as he remains a director of the Company. The Company also will continue to reimburse Mr. Fox for business use of his personal aircraft at the hourly rate specified in his employment agreement. Since May 1, 2013, Mr. Fox has participated in our compensation program for non-employee directors.

Qualified and Nonqualified Benefits and Limited Perquisites

Retirement Benefits and Deferred Compensation Plans. Effective April 1, 2008, the Company’s U.S.-qualified pension plan and the non-qualified excess benefit plan were frozen. No additional benefits accrued to any of the named executive officers under these plans after March 31, 2008.

The named executive officers were not eligible to participate in the Executive Deferred Compensation Plan (“EDCP”) in 2013 but will again be eligible in 2014. The EDCP was frozen effective January 1, 2012 and was unfrozen in 2013, effective January 1, 2014. This plan is a non-qualified savings plan that enabled participants to defer compensation in excess of the limits that apply to qualified plans, like the Company’s Retirement and Savings Plan, and provides for a matching contribution by the Company. These retirement plan benefits are provided to offer the named executive officers competitive compensation packages and to provide additional income to our named executive officers in retirement. See the Pension Benefits Table narrative on page 36 for a more detailed description of these plans.

Perquisites. The named executive officers (other than Mr. Fox) are entitled to participate in benefit programs generally made available to all employees, such as medical, dental, vision and life insurance. Over the past several years, we have significantly reduced the perquisites provided to our named executive officers. In 2013, the Company provided disability benefits in excess of those provided to employees generally, supplemental executive life insurance equal to three times base salary, with a gross-up for the imputed taxes, and an annual medical exam. These limited perquisites are provided to assist in the attraction and retention of the named executive officers and, in the case of the annual medical exam, to promote early detection of health issues.

Severance and Change of Control Arrangements

Each of our named executive officers is potentially eligible for severance benefits under the 2012 Convergys Corporation Senior Executive Severance Pay Plan (the “Severance Plan”). The Severance Plan provides for certain severance benefits to those executives whose employment terminates in circumstances specified in the Severance Plan, as described under the heading “Payments Upon Termination or in Connection with Change of Control” beginning on page 37 of this proxy statement.

Among other protections, the Severance Plan provides our named executive officers with severance benefits in connection with a change of control, in order to keep our executives free of distraction in circumstances arising from the possibility of a change of control of the Company. The Severance Plan provides such benefits only on a “double trigger,” meaning that the benefits are due only if the executive is terminated by the Company without cause or by the executive for good reason—no severance benefits are provided solely on account of the occurrence of a change of control. The Committee believes that, in the context of a change of control, these severance protections keep named executive officers neutral to job loss when faced with the need to support value-maximizing corporate transactions that could result in their personal job loss, help the Company retain key management personnel during major corporate transactions and provide competitive and fair severance arrangements to our management team to allow smooth transition to new employment should their job be eliminated within two years following a change of control. The benefits under the Severance Plan generally include a pro-rated annual incentive, a multiple of base salary and target annual incentive, continued welfare benefits and outplacement services. The Severance Plan does not provide for any tax gross-up for any “golden parachute” excise taxes that may be imposed under Sections 280G and 4999 of the Internal Revenue Code in connection with a change of control.

The benefit levels, and the related definitions of “cause” and “good reason” under the Severance Plan, are described in more detail under the “Payments Upon Termination or in Connection with Change of Control” section beginning on page 37 of this proxy statement. The benefit levels were last reviewed by the Committee in connection with the adoption of the Severance Plan in October 2012. Based on information provided by FW Cook, severance and change of control arrangements are used by a majority of the companies in our Peer Group and the terms of our severance arrangements are consistent with prevailing market practices.

Stock Ownership Guidelines; Policy on Hedging and Pledging

The Committee believes that senior management should have a significant equity interest in the Company. To promote equity ownership and further align the interests of management with those of our shareholders, named executive officers are subject to minimum stock ownership guidelines. The ownership guidelines are as follows:

Chief Executive Officer	5 times base salary
Other named executive officers	3 times base salary

Stock options, including vested stock options, and unvested PRSUs, are not included in determining whether a named executive officer has achieved these ownership levels. Under the previous version of the guidelines, covered executives had five years from the date they first become subject to the guidelines to achieve the suggested ownership level. In January 2013, the Committee substituted a retention requirement for the five-year achievement horizon. Under this approach, executives who are not in compliance with the guidelines will be required to retain 50% of shares (net of taxes or shares withheld to cover option exercises, as applicable) earned through vesting of TRSUs and PRSUs and shares obtained after exercising stock options. Each of our named executive officers who was employed at the end of 2013 was in compliance with the retention requirement.

Under the Company’s Insider Trading Policy, our named executive officers are prohibited from engaging in hedging transactions related to derivative Company securities, including put and call options and short sales. Named executive officers also are discouraged from pledging their Common Shares as collateral for a loan and, if electing to do so, must first demonstrate financial capacity to meet a margin call or repayment request without resort to the pledged Common Shares.

Recoupment

The named executive officers’ long-term incentive awards are subject to forfeiture or repayment in the event a named executive officer engages in detrimental activity while employed by the Company or within two years thereafter. “Detrimental activity” includes (i) disclosing proprietary, confidential or trade secret information; (ii) becoming involved in any business activity in competition with the Company in the geographical area where the Company is engaged in the business activity; (iii) interfering with the Company’s relationships with any person or entity or attempting to divert or change any such relationship to the detriment of the Company or the benefit of any other person or entity; (iv) failing to disclose and assign to the Company any ideas, inventions, discoveries and other developments conceived during employment that are within the scope of or related to the Company’s existing or planned business activities; (v) disparaging or acting in any manner which may damage the business of the Company or which would adversely affect the goodwill, reputation or business relationships of the Company; (vi) inducing any employee to terminate his or her employment relationship with the Company; or (vii) taking or retaining without authorization any Company property.

Timing of Equity Awards

Equity grants that are intended to be performance-based compensation are made annually by the Committee within the first 90 days of the calendar year. This timing is designed to comply with the requirements of Section 162(m) of the Internal Revenue Code (the “Code”) and to allocate the accounting expense appropriately. If an executive-level employee is hired or promoted after the annual grant has been made, the employee may be eligible to receive an equity award. The Committee does not grant equity awards in anticipation of the release of material, nonpublic information. Similarly, we do not time the release of material, nonpublic information based on equity award grant dates.

Consideration of Results of Shareholder Advisory Votes on Executive Compensation

In compliance with the Dodd-Frank Act, we included a shareholder vote on executive compensation in our 2013 proxy statement. In that vote, which was advisory and not binding, our shareholders approved the compensation of our named executive officers as disclosed in the 2013 proxy statement (commonly referred to as a “say-on-pay” vote). The Committee views the results of this advisory vote as confirmation that our compensation program, including our emphasis on pay-for-performance and prudent governance, is structured and designed to achieve our stated goals and objectives. Our 2013 compensation program for our named executive officers, as described above, reflects this philosophy, and going forward we will continue to emphasize pay-for-performance and prudent governance. Please refer to “Overview of Executive Compensation Program Objectives” on page 20 and “Governance” on page 20 for further discussion.

We urge our shareholders to read our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on February 28, 2014. Further, we urge our shareholders to vote FOR the approval, on an advisory basis, of the Company’s compensation of our named executive officers as disclosed in this proxy statement.

Risk Assessment

In consultation with the Board and FW Cook, members of management from the Company’s Human Resources, Legal and Risk Management groups assessed whether the Company’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers. This assessment included a review of the risk characteristics of our business, our internal controls and related risk management programs, the design of our incentive plans and policies, and the impact of risk mitigation features.

Management reported its findings to the Committee, and after review and discussion, the Committee concluded that our compensation programs do not encourage executive officers or other employees to take unnecessary or excessive risks that are reasonably likely to have a material adverse effect on our business. Although a significant portion of our executive compensation program is performance based, the Committee has focused on aligning our compensation policies with the long-term interests of our shareholders and avoiding rewards that could create excessive or inappropriate risks to the Company, as evidenced by the following:

•

Our executive compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation and risks and rewards associated with executive roles.

•

We use a combination of performance metrics that are consistent with our business objectives and correlate to long-term value. Our performance goals are set at levels that we believe are reasonable in light of past performance and market conditions.

•

We do not use highly-leveraged performance goals; instead, incentive opportunities are based on balanced performance metrics that promote disciplined progress toward long-term goals, and all payouts are capped at pre-established maximum levels.

•

Our long-term incentive opportunities vest over a period of two or three years to focus our management on long-term performance and to enhance retention. Our PRSUs are granted annually and have overlapping performance periods, so any risks taken to increase the payout under one award could jeopardize the potential payouts under other awards.

•	We regularly evaluate the compensation programs and levels of our peer group to confirm that our compensation programs are consistent with market practice.

•

Our stock ownership guidelines require the members of our senior management team, including our named executive officers, to hold a significant level of the Company’s shares so that each executive has personal wealth tied to the long-term success of the Company and the interests of our senior management team are aligned with shareholders’ interests.

Tax and Accounting Treatment of Executive Compensation

Favorable accounting and tax treatment of the various elements of our compensation program are an important, but not a controlling consideration of their design. Under Section 162(m) of the Code, certain compensation in excess of $1 million annually is not deductible for federal income tax purposes unless it qualifies as “performance-based compensation.” We generally structure our executive compensation arrangements with the intent that incentive compensation paid to our named executive officers be deductible. However, the Committee has not adopted a policy that requires all compensation to be deductible because the Committee has determined that it is important to preserve the ability to award cash or equity compensation to an executive that is not deductible under Section 162(m) in situations where we believe that it is in our shareholders’ best interests.

In order to structure awards under the AIP that are deductible as performance-based compensation under Section 162(m), in January 2013 the Committee established the maximum 2013 award opportunity for the then-current executive officers, (Ms. Ayers, Ms. Cline, Ms. Timmins Barry and Messrs. Fox and Valentine, collectively the “Participants”), based on the achievement of $100 million in unadjusted EBITDA for the year, as reported in our Form 10-K. Based on our actual performance achievement of approximately $233 million in unadjusted EBITDA for 2013, the maximum award opportunity for each of the Participants who remained employed by the Company as of December 31, 2013, was earned, subject to reduction by the Committee. The Committee then exercised its negative discretion in determining the amount of the actual AIP awards based on the Company performance measures as described beginning on page 22 of this Compensation Discussion and Analysis. The actual annual incentive awards are presented in the 2013 Summary Compensation Table.

Similarly, in order to structure 2012 PRSU awards that are deductible as performance-based compensation under Section 162(m), in February 2012 the Committee established the maximum 2012 award opportunity for the then-current executive officers, of whom Ms. Ayers and Mr. Fox are our named executive officers, collectively the “Participants”, based on the achievement of $250 million in unadjusted EBITDA for the performance period, over the two-year period ending December 31, 2013, as reported in our Form 10-K. Based on our actual performance achievement of approximately $365 million in unadjusted EBITDA for the performance period, the maximum award opportunity for each of the Participants who remained employed by the Company as of December 31, 2013, was earned, subject to reduction by the Committee. The Committee then exercised its negative discretion in determining the amount of the actual PRSU awards based on the Company performance measures as described beginning on page 25 of this Compensation Discussion and Analysis.

SUMMARY COMPENSATION TABLE

This table covers the 2013 named executive officers and summarizes the total compensation paid to or earned by each named executive officer for the most recent fiscal year and compensation paid to or earned if they were named executive officers for the two previous fiscal years.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Andrea J. Ayers	2013	$733,562	$1,822,494	$0	$528,164	$0	$19,685	$3,103,905
President and Chief Executive Officer	2012	$491,667	$999,657	$198,587	$570,396	$35,041	$15,572	$2,310,920
	2011	$420,753	$486,004	$215,099	$527,000	$30,526	$16,931	$1,696,313

Andre S. Valentine	2013	$401,850	$524,176	$0	$216,999	$0	$14,663	$1,157,688
Chief Financial Officer	2012	$299,609	$293,044	$54,846	$238,227	$36,449	$12,405	$934,580

Jeffrey H. Fox(7)	2013	$98,630	$2,093,276	$0	$0	$0	$1,837	$2,193,744
Former Executive Chairman of the Board	2012	$300,000	$4,085,320	$794,347	$0	$0	$4,442	$5,184,109
	2011	$300,000	$3,829,333	$867,338	$0	$0	$0	$4,996,671

Christine Timmins Barry	2013	$391,781	$390,480	$0	$197,458	$0	$15,621	$995,340
Senior Vice President Operations	2012	$344,647	$137,544	$54,846	$242,119	$37,380	$13,876	$830,412

Claudia L. Cline	2013	$320,137	$262,096	$0	$115,249	$0	$21,346	$718,828
Senior Vice President and General Counsel	2012	$265,672	$143,082	$37,044	$151,990	$39,874	$17,741	$655,403

(1)	Reflects the actual salary amount earned by each named executive officer during the applicable fiscal year.

(2)

Reflects the aggregate grant date fair value of the PRSU awards and TRSU awards and, with respect to Mr. Fox, the salary stock paid to him and his full-year annual incentive opportunity. The aggregate grant date fair value was determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”). See Note 10 of the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013 (“Annual Report”) for an explanation of the assumptions made in valuing these awards. The grant date fair value of the PRSU awards and Mr. Fox’s annual incentive opportunity was based on the probable outcome of the applicable performance conditions as of the date of grant. The grant date fair value of each of those awards for 2013, assuming that the highest level of performance would be achieved, is as follows:

Name	Shares at target (#)	Grant date fair value - probable outcome ($)	Grant date fair value - highest performance level ($)
Ms. Ayers—PRSU	53,176	$857,729	$1,715,458
Ms. Ayers—PRSU	3,046	$53,518	$107,036
Mr. Valentine—PRSU	16,248	$262,080	$524,160
Mr. Fox—Full-year Annual Incentive Opportunity	101,563	$1,671,727	$3,343,454
Ms. Timmins Barry—PRSU	7,459	$120,314	$240,628
Ms. Timmins Barry—PRSU	4,264	$74,918	$149,836
Ms. Cline—PRSU	8,124	$131,040	$262,080

With respect to Mr. Fox, the annual incentive opportunity was prorated and resulted in the payout described in footnote 4. Stock awards for Mr. Fox also include the value of salary stock for four months of service in 2013 plus service in December 2012 for which payment was made in January 2013. Salary stock is paid monthly in arrears.

(3)

Reflects the aggregate grant date fair value, determined in accordance with ASC Topic 718, of stock option awards. See Note 10 of the Annual Report for an explanation of the assumptions made in valuing these awards.

(4)

For each of the named executive officers, other than Mr. Fox, reflects the annual incentive award earned by him or her for the indicated performance period. Because Mr. Fox’s annual incentive is denominated and payable in the form of Common Shares, it is reported in the “Stock Awards” column of the Summary Compensation Table based on its grant date fair value. Mr. Fox’s target award of 101,563

Common Shares was prorated based on the number of days worked and based on actual performance, resulting in a payout of 24,042 shares under the 2013 annual incentive program. For more information on the 2013 annual incentive awards, please refer to the “Grants of Plan-Based Awards” section on page 32 of this proxy statement.

(5)

The change in the pension value is generally attributable to additional interest credits and changes in the discount rate and mortality table. The assumptions used to calculate the change in pension values are described in Footnote 1 to the Pension Benefits table. The Company does not provide for above-market or preferential earnings on non-qualified deferred compensation; therefore, no non-qualified deferred compensation earnings are reported. The actual change in pension value for 2013 was negative: ($26,067) for Ms. Ayers; ($27,826) for Mr. Valentine; ($28,714) for Ms. Timmins Barry; and ($13,594) for Ms. Cline. Mr. Fox did not participate in the Pension Plan.

(6)	All other compensation for 2013 is described in the following table:

	Executive Life Premium	Executive Life Imputed Income Gross-up	Executive LTD	Retirement and Savings Plan Company Match	Total
Ms. Ayers	$3,851	$5,619	$2,565	$7,650	$19,685
Mr. Valentine	$2,074	$3,023	$1,916	$7,650	$14,663
Mr. Fox	$650	$1,187	$0	$0	$1,837
Ms. Timmins Barry	$1,961	$3,178	$2,832	$7,650	$15,621
Ms. Cline	$4,517	$6,636	$2,543	$7,650	$21,346

(7)

Mr. Fox was Executive Chairman, an executive officer role, through April 30, 2013, and thereafter he served as non-executive Chairman and a member of our Board of Directors. For 2013, the Summary Compensation Table only reflects Mr. Fox’s compensation as Executive Chairman. Compensation related to Mr. Fox’s service as a non-employee Director (beginning May 1, 2013) is reflected in the Director Compensation table on page 44.

GRANTS OF PLAN-BASED AWARDS

The table below and footnotes provide earnings opportunity information about the plan-based awards granted for the fiscal year ended December 31, 2013.

Name	Grant Date	Different(1) Action/ Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrea J. Ayers			$366,781	$733,562	$1,467,124
	5/06/13	4/25/13							3,046	$53,518
	5/06/13	4/25/13				1,523	3,046	6,092		$53,518
	2/11/13	1/30/13							53,176	$857,729
	2/11/13	1/30/13				26,588	53,176	106,352		$857,729

Andre S. Valentine			$150,694	$301,387	$602,774
	2/11/13	1/30/13							16,249	$262,096
	2/11/13	1/30/13				8,124	16,248	32,496		$262,080

Jeffrey H. Fox	2/26/13	1/30/13				50,782	101,563	203,126		$1,671,726
		10/23/12							25,000	$421,550

Christine Timmins Barry			$137,124	$274,247	$548,494
	5/06/13	4/25/13							4,264	$74,918
	5/06/13	4/25/13				2,132	4,264	8,528		$74,918
	2/11/13	1/30/13							7,460	$120,330
	2/11/13	1/30/13				3,730	7,459	14,918		$120,314

Claudia L. Cline			$80,034	$160,068	$320,136
	2/11/13	1/30/13							8,125	$131,056
	2/11/13	1/30/13				4,062	8,124	16,248		$131,040

(1)

The date on which the Compensation and Benefits Committee of the Board took action to grant such equity awards. The grant date is in accordance with the Company’s guidelines on equity awards. For Mr. Fox’s salary stock (described in footnote 4), the action date reflects the Committee’s approval of Mr. Fox’s amended employment letter setting forth the monthly salary stock.

(2)

This column provides information about the annual incentive opportunities established during 2013 for the named executive officers, other than Mr. Fox. The annual incentive for Mr. Fox was awarded in the form of Common Shares and is shown in the Estimated Future Payouts Under Equity Incentive Plan Awards columns. The information included in the “Threshold,” “Target” and “Maximum” columns reflects the range of potential payouts when the performance goals were established by the Compensation and Benefits Committee. Please refer to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and related footnote for the amount of the annual incentive actually earned by our named executive officers for 2013.

(3)

This column provides information about the PRSU award opportunities established during 2013 for the named executive officers, other than Mr. Fox. The information included in the “Threshold,” “Target” and “Maximum” columns reflects the range of potential awards when the performance goals were established by the Compensation and Benefits Committee. The actual award depends on the extent to which we achieve our EPS goals over a three-year performance period commencing January 1, 2013 and ending December 31, 2015. Payment of the PRSU award, if any, will be made in 2016 in the form of shares. For Mr. Fox, this column reflects his 2013 annual incentive opportunity which was denominated and payable in the form of shares of our Common Shares.

(4)

This column reflects the number of TRSUs granted to our named executive officers (other than Mr. Fox) in 2013. The TRSUs vest 25% on the first and second anniversaries and the remaining 50% on the third anniversary of the date of grant. For Mr. Fox, this column also includes 5,000 shares paid each month as salary stock, for a total of 25,000 units. Salary stock is paid monthly, in arrears. Accordingly, salary stock paid in January 2013 reflects service in December 2012.

(5)

Reflects the grant date fair value, as determined in accordance with ASC Topic 718, of each equity award. See Note 10 of the Consolidated Financial Statements contained in the Annual Report for an explanation of the assumptions made in valuing these awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table and footnotes describe equity awards granted to the named executive officers that were outstanding as of December 31, 2013:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Andrea J. Ayers	26,490	(1)			$13.76	2/04/21
			57,897	(2)	$12.79	2/10/22
			26,490	(1)	$13.76	2/04/21
							53,176	(7)	$1,119,355
							19,300	(8)	$406,265
							8,830	(9)	$185,872
							3,046	(10)	$64,118
							30,000	(11)	$631,500
							34,159	(12)	$719,047
										53,176	(15)	$1,119,355
										3,046	(15)	$64,118

Andre S. Valentine	7,500	(1)			$13.76	2/04/21
			15,990	(2)	$12.79	2/10/22
			7,500	(1)	$13.76	2/04/21
							16,249	(7)	$342,041
							5,325	(8)	$112,091
							2,500	(9)	$52,625
							10,000	(13)	$210,500
							9,425	(12)	$198,396
										16,248	(15)	$342,020

Jeffrey H. Fox	50,000	(3)			$10.88	2/09/15
	106,815	(1)			$13.76	2/04/21
			231,588	(2)	$12.79	2/10/22
			106,815	(1)	$13.76	2/04/21
							77,197	(8)	$1,624,997
							35,605	(9)	$749,485
							136,637	(12)	$2,876,209

Christine Timmins Barry	11,250	(1)			$13.76	2/04/21
			15,990	(2)	$12.79	2/10/22
			11,250	(1)	$13.76	2/04/21
							7,460	(7)	$157,033
							5,325	(8)	$112,091
							3,750	(9)	$78,938
							4,264	(10)	$89,757
							9,425	(12)	$198,369
										7,459	(15)	$157,012
										4,264	(15)	$89,757

Claudia L. Cline	6,375	(1)			$13.76	2/04/21
			10,800	(2)	$12.79	2/10/22
			6,375	(1)	$13.76	2/04/21	8,125	(7)	$171,031
							3,595	(8)	$75,675
							2,125	(9)	$44,731
							3,200	(14)	$67,360
							6,363	(12)	$133,941
										8,124	(15)	$171,010

(1)

Option award granted on February 4, 2011. Half of the award vested on February 4, 2013 and the remaining half vested on February 4, 2014. Once vested the options are exercisable until the 10th anniversary of the grant date.

(2)

Option award granted on February 10, 2012. Half of the award vested on February 10, 2014 and the remaining half will vest on February 10, 2015. Once vested the options are exercisable until the 10th anniversary of the grant date.

(3)	Option award granted on February 9, 2010. Options were fully vested at grant with a five year exercisable term.

(4)	TRSUs.

(5)	Value reported was determined by multiplying the number of units shown by the closing price of our shares as of December 31, 2013, which was $21.05.

(6)	PRSUs.

(7)	TRSU award that vested 25% on February 11, 2014 and will vest 25% on February 11, 2015 and 50% on February 11, 2016.

(8)	TRSU award that vested half on February 10, 2014 and half on February 10, 2015.

(9)	TRSU award that vested half on February 4, 2013 and half on February 4, 2014.

(10)	Additional grant TRSU award that vests 25% on May 6, 2014; 25% on May 6, 2015 and 50% on May 6, 2016.

(11)	Promotion grant TRSU award that vests half on November 5, 2014 and half on November 5, 2015.

(12)

2012 PRSU award where the number of shares issued depends on the satisfaction of certain performance criteria over the two-year period ending December 31, 2013. The amount shown reflects actual payout (177% of target) earned based on achievement of performance goals through December 31, 2013. The award vested on February 10, 2014.

(13)	Promotion grant TRSU award that vests half on August 6, 2014 and half on August 6, 2015.

(14)	Promotion grant TRSU award that vests half on September 4, 2014 and half on September 4, 2015.

(15)

2013 PRSU award where the number of shares issued depends on the satisfaction of certain performance criteria over the three-year period ending December 31, 2015. The amount shown assumes payout at target (100%) based on achievement of performance goals through December 31, 2013. The actual award, if any, will vest on February 11, 2016.

OPTION EXERCISES AND STOCK VESTED

The following table and footnotes set forth information with respect to any stock options exercised by our named executive officers and TRSUs and PRSUs that vested during the year ending December 31, 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Andrea J. Ayers(1)	0	$0	71,514	$1,226,975
Andre S. Valentine(1)	0	$0	19,200	$327,661
Jeffrey H. Fox(1) (2)	50,000	$292,280	188,614	$3,208,451
Christine Timmins Barry(1)	0	$0	30,350	$523,064
Claudia L. Cline(1)	0	$0	15,280	$260,111

(1)

Reflects the value realized upon vesting of TRSUs in 2013 and the vesting and payout of PRSUs on February 4, 2013 for the performance period ending on December 31, 2012. For Mr. Fox, stock awards include the following:

Components for Mr. Fox	Shares	Value Realized
Salary TRSUs	25,000	$421,550
Annual Incentive PRSUs	24,042	$498,511
Vesting of TRSUs and PRSUs of annual grant awards	139,572	$2,288,390

(2)	Reflects the value realized upon exercise of options in 2013.

PENSION BENEFITS

The following table and footnotes show, as of December 31, 2013, for each of the Company’s qualified and non-qualified pension plans and for each of the 2013 named executive officers, the years of credited service, the present value of the benefits that are expected to be paid to each named executive officer, as well as any payments made during 2013.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Andrea J. Ayers	Pension Plan	23	$168,939	$0
	Non-Qualified Excess Pension Plan	23	$26,083	$0
Andre S. Valentine	Pension Plan	16	$168,991	$0
	Non-Qualified Excess Pension Plan	16	$46,241	$0
Jeffrey H. Fox	N/A
Christine Timmins Barry	Pension Plan	18	$162,562	$0
	Non-Qualified Excess Pension Plan	18	$37,255	$0
Claudia L. Cline	Pension Plan	17	$279,840	$0
	Non-Qualified Excess Pension Plan	17	$58,144	$0

(1)

Except as noted in this footnote, amounts reported were computed using the same assumptions used for financial reporting purposes under generally accepted accounting principles as described in more detail in Note 9 to the Company’s financial statements. For the Pension Plan, the assumptions used include a discount rate of 4.90% and a 60% lump sum payment distribution assumption at age 65. The assumed retirement age for the Pension Plan is age 65, the normal retirement age specified in that plan. Amounts reported were based on an assumption that each named executive officer would work to, and retire at, the assumed retirement age.

Pension Plan. In general, all U.S.-resident employees of the Company, including all named executive officers, participate in the Pension Plan on the same terms and conditions. To allow its executives to benefit from the favorable features of a qualified plan (up to the permissible limits), the Company has structured its retirement benefits so that the executives’ retirement benefits are provided through both a qualified and non-qualified Pension Plan. Mr. Fox did not participate in the Pension Plan.

Effective April 1, 2008, the Pension Plan, a cash balance pension plan, was frozen with no additional pension credits accruing for any employees. At the end of each year, an active participant’s account is credited with interest at the rate of 4% per annum. At retirement or other termination of employment, an amount equivalent to the balance then credited to the account is payable to the participant in the form of a life annuity. In lieu of a life annuity, a participant may elect to receive the actuarial equivalent of his or her benefit in the form of a lump sum, or a joint and survivor annuity.

Non-Qualified Excess Pension Plan. The Company’s non-qualified excess pension plan provides a pension benefit to employees whose pension benefit under the qualified pension plan is reduced or capped due to Internal Revenue Service limitations applicable to that plan. As described in the table above, certain named executive officers are eligible to receive a benefit under this plan. Benefits are paid in 10 annual installments or, if less, the value of the benefits divided by $50,000, rounded up commencing six months after a participant’s separation from service.

NON-QUALIFIED DEFERRED COMPENSATION

The following table and footnotes set forth the aggregate earnings and balances for the 2013 named executive officers for prior participation in the Executive Deferred Compensation Plan for the year ending December 31, 2013. The Company’s Executive Deferred Compensation Plan was frozen from December 31, 2011 through December 31, 2013.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Andrea J. Ayers	$0	$0	$15,295	$0	$81,759
Andre S. Valentine	$0	$0	$146,725	$0	$581,422
Jeffrey H. Fox	$0	$0	$0	$0	$0
Christine Timmins Barry	$0	$0	$114,390	$0	$539,979
Claudia L. Cline	$0	$0	$51,121	$0	$302,711

(1)	Amount reported is not included in the compensation reported in the Summary Compensation Table because the amounts do not reflect above-market or preferential earnings.

Through December 22, 2011, the Executive Deferred Compensation Plan permitted executives to defer receipt of up to 75% of their base salary and/or hire or retention bonuses and up to 100% of their annual incentive compensation. The Company matched 100% of the first 5% of amounts deferred by the plan participant (reduced by the Company match eligible to be received under the Company’s Retirement and Savings Plan). On July 25, 2013, the Company’s Board of Directors authorized the Company to reinstate the EDCP, effective January 1, 2014, for eligible participants, including executive officers. Under this authorization, the Company will match up to 100% of the first 3% of a participant’s deferred amounts and 50% of a participant’s next 2% of deferred amounts. The Company match under the EDCP will be reduced by the Company match eligible to be received under the Company’s Retirement and Savings Plan.

PAYMENTS UPON TERMINATION OR IN CONNECTION WITH CHANGE OF CONTROL

We have entered into agreements and maintain plans and arrangements that require us to pay or provide compensation and benefits to the named executive officers in the event of certain terminations of employment or in connection with a change of control of the Company. The estimated amounts payable or provided to each named executive officer in each situation are summarized below. The estimates for named executive officers generally are based on the assumption that the various triggering events occurred on the last day of 2013, along with other material assumptions noted below. The actual amounts that would be paid to a named executive officer upon termination of employment or in connection with a change of control can only be determined at the time the actual triggering event occurs.

The amounts set out below for Mr. Fox reflect the compensation actually provided by the Company in connection with the termination of his employment during 2013. Mr. Fox’s employment as Executive Chairman of the Board terminated on April 30, 2013, and he has served as non-executive Chairman of the Board since that date.

Severance Plan

Our named executive officers, other than Mr. Fox, participate in the Severance Plan, which provides for certain severance benefits to senior executives of the Company. Under the Severance Plan, we would be obligated to provide the following severance benefits to our named executive officers (other than Mr. Fox) in the circumstances described below:

Qualifying Termination Not in Connection with Change of Control. In the event that a named executive officer’s employment is terminated by the Company without cause (including as a result of a reduction in force) or by the named executive officer for good reason, and the termination of employment does not occur in connection with a change of control (as described below), the named executive officer would be entitled to the following payments and benefits under the Severance Plan:

•

cash severance equal to a multiple (two times for Ms. Ayers and Mr. Valentine, and one times for the other named executive officers) of the sum of base pay and targeted annual incentive for the year in which the termination occurs;

•	a pro-rated portion of the annual incentive for the year in which the termination occurs, based on actual performance results;

•	if the officer elects COBRA coverage, continued medical, dental and vision coverage at the employee rate for the period for which severance is calculated; and

•	outplacement services, up to a maximum value of $20,000.

The Company’s obligation to provide benefits under the Severance Plan is conditioned upon the employee providing a release of all claims and complying with applicable non-competition and other post-employment restrictive covenants that may be included by the Company in the release of claims agreement.

For purposes of the Severance Plan, “cause” generally means the officer has engaged in willful misconduct or gross negligence in the performance of any of his or her duties which could reasonably be expected to result in a material liability to the Company, has intentionally failed or refused to perform reasonably and lawfully assigned duties, has been indicted for, or convicted of, or pled guilty or nolo contendere to, any crime involving dishonesty, fraud, theft, breach of trust, violence or threats of violence or other significant offenses or acts, or willfully failed to comply with any material rules, regulations, policies or procedures of the Company (including our Code of Business Conduct).

For purposes of the Severance Plan, “good reason” means that, without the officer’s prior written consent: (i) the officer’s base salary, incentive compensation opportunity or aggregate benefits is materially reduced (except for across-the-board reductions that apply to officers of the same or similar rank generally, unless such actions are taken immediately prior to a change of control), the officer’s base salary or earned incentive compensation is not paid or the officer’s benefits are materially reduced in the aggregate or are not provided, (ii) the officer’s authorities, duties, responsibilities or reporting relationships are materially diminished or the officer is assigned duties that are materially inconsistent with his or her position, (iii) the officer’s principal place of business is relocated outside a 50-mile radius of the officer’s then current principal place of business, and, if any of these occur, the officer notifies the Company within 60 days, the Company fails to cure the condition within 30 days after notice and the officer resigns within 60 days after the specified cure period.

Qualifying Termination in Connection with Change of Control. Under the Severance Plan, in the event that a named executive officer’s employment is terminated—in connection with a change of control—by the Company without cause (including as a result of a reduction in force) or by the named executive officer for good reason, the named executive officer would be entitled to the payments and benefits described below. A termination without cause or for good reason occurs “in connection with” a change of control if it occurs (i) in anticipation of, and within six months prior to, a change of control, or (ii) within two years following a change of control. In this situation, the following payments and benefits would be provided to the named executive officer under the Severance Plan:

•	cash severance equal to two times the sum of base pay and targeted annual incentive for the year in which the termination occurs;

•	a pro-rated portion of the targeted annual incentive for the year in which the termination occurs;

•	if the officer elects COBRA coverage, continued medical, dental and vision coverage at the employee rate for the period for which severance is calculated; and

•	outplacement services, up to a maximum value of $20,000.

The Severance Plan does not provide for any tax gross-up for any “golden parachute” excise taxes that may be imposed on a named executive officer under Sections 280G and 4999 of the Internal Revenue Code. Instead, a named executive officer who would be subject to that excise tax will either (i) receive all payments and benefits to which the officer is entitled, subject to the excise tax, or (ii) have such payments and benefits reduced to the “safe harbor” amount so that the excise tax will not apply, if such reduction would result in a greater net after-tax benefit to the officer.

The Company’s obligation to provide benefits under the Severance Plan is conditioned upon the employee providing a release of all claims and complying with applicable non-competition and other post-employment restrictive covenants that may be included by the Company in the release of claims agreement.

For purposes of the Severance Plan, a “change of control” generally means: (i) the acquisition of 20% or more of the Company’s outstanding Common Shares or voting securities; (ii) certain changes in a majority of the directors of the Company; (iii) certain business combinations unless (A) all or substantially all of the holders of the Company’s outstanding Common Shares and voting securities continue to beneficially own more than 50% of the Common Shares and voting power of the entity resulting from the business combination in substantially the same proportions, (B) no person beneficially owns 20% or more of the then outstanding Common Shares or voting power of the entity resulting from the business combination, and (C) at least a majority of the directors of the entity resulting from the business combination were continuing directors of the Company prior to the business combination; or (iv) the shareholders of the Company approve a complete liquidation or dissolution of the Company.

The meanings of the terms “cause” and “good reason” are as described above.

Long-Term Incentives

We have granted long-term incentive awards to our named executive officers under our Long Term Incentive Plan, in the form of TRSUs, PRSUs and stock options. In the event of a named executive officer’s death, disability, retirement or involuntary termination of employment by the Company without cause, or in connection with a change of control, each named executive officer’s outstanding and unvested long-term incentive awards would become vested as described below:

Award	Death or Disability	Involuntary Termination Without Cause	Retirement	Change of Control
TRSUs	A pro-rated number would become vested upon the date of termination	A pro-rated number would become vested upon the date of termination	N/A	Units would be converted to cash and would vest: 1/2 on the earlier of six months or the second anniversary of the date of grant, and 1/2 would vest on the earlier of 12 months or the third anniversary of the date of grant (although vesting would accelerate on an earlier termination without cause, by reason of death or disability, or for good reason).

PRSUs	A pro-rated number would become vested upon the date of termination (at the “target” level for 2013 PRSUs, and based on actual performance through the last day of the month preceding the date of termination for 2012 PRSUs)	A pro-rated number would become vested upon the date of termination based on actual performance (determined for the full performance period for 2013 PRSUs, and determined through the last day of the year preceding the date of termination for 2012 PRSUs)	A pro-rated number would become vested upon the date of termination based on actual performance (determined for the full performance period for 2013 PRSUs, and determined through the last day of the year preceding the date of termination for 2012 PRSUs)	A pro-rated portion of 2013 PRSUs would become vested at the “target” level, and the full number of 2012 PRSUs earned based on actual performance through the change of control would become vested, without pro-ration

Stock Options granted before 2012	N/A	N/A	N/A	All stock options would become fully vested on the change of control

Stock Options granted starting in 2012	A pro-rated number would become vested upon the date of termination	A pro-rated number would become vested upon the date of termination	N/A	All stock options would become fully vested on the change of control

For purposes of the Long Term Incentive Plan, “retirement” generally is defined as termination of employment (i) after age 55 with 10 years of service, or (ii) with 30 years of service. “Cause” generally means fraud, misappropriation, embezzlement, commission of a crime or an act of moral turpitude, violation of the Company’s Code of Business Conduct, recklessly or willfully injuring an employee, Company property, business or reputation or acting recklessly in the performance of duties.

For purposes of the Long Term Incentive Plan, a “change of control” means (i) a tender is made and consummated for 30% or more of the outstanding voting securities of the Company; (ii) the Company merges or consolidates with another corporation and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by the former shareholders of the Company, other than certain affiliates of a party to the transaction; (iii) the sale of substantially all of the Company’s assets to another corporation which is not a wholly owned subsidiary; (iv) the acquisition of 20% or more of the outstanding voting securities of the Company, or the acquisition of control in any manner of the election of a majority of the directors of the Company; or (v) within a two-year period, individuals who at the beginning of such period constitute the Board cease to constitute at least a majority thereof, unless the election of each new director is approved in advance by at least two-thirds of the directors then in office who were directors at the beginning of the two-year period.

Severance Tables

The following tables describe payments to each named executive officer (other than Mr. Fox) that would be triggered by the occurrence of various events explained above and listed below. These amounts do not include compensation and benefits that a named executive officer has earned prior to the applicable triggering event, such as equity awards that have previously vested in accordance with their terms or vested benefits otherwise payable under our compensation programs. As a result, the estimates below do not include pro-rated annual incentive plan bonuses for 2013, because these awards were earned under such plan as of December 31, 2013, subject to Committee approval, regardless of whether the executive’s employment had terminated or a change of control had occurred on that date.

	Disability	Death	Termination Without Cause or for Good Reason	Change of Control	Termination Without Cause or for Good Reason following a Change of Control
Andrea J. Ayers
TRSU vesting(1)	$1,078,374	$1,078,374	$1,078,374	$0	$2,024,376
PRSU vesting(2)	$1,117,961	$1,117,961	$1,117,961	$1,117,961	$0
Stock option vesting(3)	$318,819	$318,819	$318,819	$671,341	N/A
Supplemental LTD	$958,590	N/A	N/A	N/A	N/A
Life Benefit (3x base salary)	N/A	$2,250,000	N/A	N/A	N/A
Severance (multiple of base salary)	N/A	N/A	$1,500,000	N/A	$1,500,000
Severance (multiple of annual incentive)	N/A	N/A	$1,467,124	N/A	$1,467,124
Benefits continuation(4)	$7,417	N/A	$34,834	N/A	$34,834

Total	$3,481,161	$4,765,154	$5,517,112	$1,789,302	$5,026,334

		Disability	Death	Termination Without Cause or for Good Reason	Change of Control	Termination Without Cause or for Good Reason following a Change of Control
Andre S. Valentine
TRSU vesting(1)		$337,717	$337,717	$337,717	$0	$724,557
PRSU vesting(2)		$313,703	$313,703	$313,703	$313,703	$0
Stock option vesting(3)		$88,051	$88,051	$88,051	$186,752	N/A
Supplemental LTD		$663,025	N/A	N/A	N/A	N/A
Life Benefit (3x base salary)		N/A	$1,245,000	N/A	N/A	N/A
Severance (multiple of base salary)		N/A	N/A	$830,000	N/A	$830,000
Severance (multiple of annual incentive)		N/A	N/A	$602,774	N/A	$602,774
Benefits continuation(4)		$12,173	N/A	$44,346	N/A	$44,346

Total		$1,414,669	$1,984,471	$2,216,591	$500,455	$2,201,677

		Disability	Death	Termination Without Cause or for Good Reason	Change of Control	Termination Without Cause or for Good Reason following a Change of Control
Christine Timmins Barry
TRSU vesting(1)		$224,213	$224,213	$224,213	$0	$333,611
PRSU vesting(2)		$281,491	$281,491	$281,491	$281,491	$0
Stock option vesting(3)		$88,051	$88,051	$88,051	$214,090	N/A
Supplemental LTD		$667,236	N/A	N/A	N/A	N/A
Life Benefit (3x base salary)		N/A	$1,200,000	N/A	N/A	N/A
Severance (multiple of base salary)		N/A	N/A	$400,000	N/A	$800,000
Severance (multiple of annual incentive)		N/A	N/A	$274,247	N/A	$548,494
Benefits continuation(4)		$12,278	N/A	$32,278	N/A	$44,557

Total		$1,273,269	$1,793,755	$1,300,280	$495,581	$1,726,662

	Retirement	Disability	Death	Termination Without Cause or for Good Reason	Change of Control	Termination Without Cause or for Good Reason following a Change of Control
Claudia L. Cline
TRSU vesting(1)	N/A	$181,354	$181,354	$181,354	$0	$361,835
PRSU vesting(2)	$191,594	$191,594	$191,594	$191,594	$191,594	$0
Stock option vesting(3)	N/A	$59,472	$59,472	$59,472	$135,682	N/A
Supplemental LTD	N/A	$220,013	N/A	N/A	N/A	N/A
Life Benefit (3x base salary)	N/A	N/A	$990,000	N/A	N/A	N/A
Severance (multiple of base salary)	N/A	N/A	N/A	$330,000	N/A	$660,000
Severance (multiple of annual incentive)	N/A	N/A	N/A	$160,068	N/A	$320,136
Benefits continuation(4)	N/A	$3,891	N/A	$23,891	N/A	$27,782

Total	$191,594	$656,324	$1,422,420	$946,379	$327,276	$1,369,753

(1)	TRSU value is based on December 31, 2013 closing price of $21.05, plus accumulated cash dividend equivalents.

(2)

PRSU value is based on December 31, 2013 closing price of $21.05, actual performance for 2012 PRSUs and assumed “target” performance for 2013 PRSUs, plus accumulated cash dividend equivalents. As of December 31, 2013, only Ms. Cline would be eligible to retire and receive a pro-rated portion of PRSUs.

(3)	Value of accelerated stock options is based on the difference between the exercise price and the closing price of $21.05 on December 31, 2013.

(4)	Amounts represent continuation of medical, dental and vision premium payments for those named executive officers who participate in our health plans, as well as outplacement services.

Payments to Mr. Fox

Mr. Fox’s employment as Executive Chairman of the Board terminated on April 30, 2013, and he has served as non-executive Chairman of the Board since that date. In connection with the termination of his employment, Mr. Fox received a pro-rata portion of the annual incentive bonus earned for 2013, paid in the form of 24,042 Common Shares. Using the December 31, 2013 closing price of $21.05, the value of Mr. Fox’s pro-rated 2013 annual incentive bonus was $506,084. In addition, the outstanding long-term incentive awards that were granted to Mr. Fox while he was our President and Chief Executive Officer will continue to vest after his termination of employment, based upon his continued service as a member of the Board of Directors (and he would become vested in a pro-rata portion of those long-term incentive awards if his service as a Director is terminated by the Company without cause).

DIRECTOR COMPENSATION

The following table sets forth the total compensation paid to each non-employee director for services provided as a director for fiscal year 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
John F. Barrett	97,500	115,048	0	0	212,548
Richard R. Devenuti	95,000	112,378	0	0	207,378
Jeffrey H. Fox(3)	126,667	107,019	0	0	233,686
Joseph E. Gibbs	97,500	115,048	0	0	212,548
Joan E. Herman	95,000	112,378	0	0	207,378
Thomas L. Monahan III	93,125	107,019	0	0	200,144
Ronald L. Nelson	111,667	115,048	0	0	226,715
Richard F. Wallman	100,000	117,737	0	0	217,737

Former Board Member Who Left in 2013(3):
Philip A. Odeen	30,000	0	0	0	30,000

(1)

Reflects the aggregate grant date fair value of the restricted stock unit awards granted to the non-employee directors in 2013. The aggregate grant date fair value was determined in accordance with ASC Topic 718. See Note 10 of the Consolidated Financial Statements contained in our Annual Report for an explanation of the assumptions made in valuing these awards. The aggregate number of unvested restricted stock units at year-end for each director is 6,701 for Mr. Wallman; 6,548 for Messrs. Barrett and Gibbs and Nelson; 6,396 for Mr. Devenuti; 6,396 for Ms. Herman; and 6,091 for Messrs. Fox and Monahan.

(2)

The Company did not grant any stock option awards to the non-employee directors in 2013. The aggregate number of Common Shares subject to options outstanding at year end for each director is 495,218 for Mr. Fox and 0 for the remaining directors. As of December 31, 2013, 156,815 of Mr. Fox’s options were vested and exerciable; 222,609 options vested and became exercisable in February 2014. The remaining 115,794 options will vest on February 10, 2015.

(3)

Mr. Fox was Executive Chairman, an executive officer role, through April 30, 2013. Compensation related to his Executive Chairman role is reflected in the Summary Compensation Table on page 30. The Director Compensation table reflects Mr. Fox’s compensation as a non-employee director beginning May 1, 2013.

(4)	Mr. Odeen did not stand for re-election and his Board service terminated as of the 2013 Annual Meeting.

Company employees receive no additional compensation for serving as a director. Non-employee directors receive compensation consisting of cash and restricted stock units. Non-employee directors receive an annual retainer of $90,000 paid in cash and $100,000 in TRSUs. In addition, a $10,000 annual retainer is paid to each Audit Committee member and a $20,000 annual retainer is paid to the Audit Committee chair, both paid one-half in cash and one-half in TRSU awards. Chairs of the Compensation and Benefits Committee, Finance Committee, and Governance and Nominating Committee receive an annual retainer of $15,000 paid one-half in cash and one-half in TRSU awards. The Non-Executive Chairman receives an annual retainer of $100,000. The Lead independent director receives an annual retainer of $25,000. Each non-employee director who is first elected or appointed to the Board receives a one-time TRSU award valued at $100,000 at the time of grant. Restricted stock units awarded to non-employee directors vest one year after the grant date (or earlier in the case of death, disability or retirement).

Effective January 1, 2012, the Director Deferred Compensation Plan was frozen and no additional deferrals are permitted on or after that date. Executive Deferred Compensation Plan existing account balances credited with fees and retainers previously deferred by the Directors will be paid in cash, in one lump sum or up to 10 annual installments when the director leaves the Board. In 2010 and 2011, amounts credited to the restricted stock account are assumed to be invested in Common Shares and are distributed in the form of Common Shares when the director leaves the Board. In the event of a Change of Control as defined in the Directors Deferred Compensation Plan, all accounts will be distributed in a single lump sum. Distributions of amounts contributed on or after January 1, 2005 are governed by Section 409A of the Code.

AUDIT COMMITTEE REPORT

In discharging its oversight responsibility related to the audit process, the Audit Committee obtained from Ernst & Young LLP, its independent registered public accounting firm (“independent auditors”), written disclosures regarding auditors’ independence as required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence.” In accordance with the foregoing standard, the Audit Committee discussed with the independent auditors, their independence and satisfied itself as to the independent auditors’ independence. The Audit Committee also considered the compatibility of non-audit services with the independent auditors’ independence. The Audit Committee has determined that the provision of certain non-audit services is compatible with maintaining the independence of Ernst & Young LLP as the Company’s independent auditors subject to review and approval by the Audit Committee.

The Audit Committee discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls, disclosure controls and procedures, and the organization of the internal audit department’s responsibilities, budget and staffing. In 2013, the Audit Committee regularly reviewed the status of the Company’s efforts to ensure compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requirements relating to effective internal control over financial reporting. The Audit Committee reviewed with both the independent auditors and the internal auditors their audit plans, audit scope and identification of audit risks. The Audit Committee received updates on legal issues from the Company’s General Counsel and any reports of accounting or auditing complaints received on the Company’s Ethics Hotline. The Audit Committee also reviewed and approved the Company’s Financial Code of Ethics for the CEO and senior financial officers.

The Audit Committee discussed and reviewed with the independent auditors matters required to be discussed under Public Company Accounting Oversight Board Auditing Standard No. 16 (Communication With Audit Committees), and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements and internal control over financial reporting. The Audit Committee also discussed the results of the internal audit examinations.

In 2013, the Audit Committee discussed the interim financial information contained in each of the three Quarterly Reports on Form 10-Q with management and the independent auditors. The Audit Committee also reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2013 with management and the independent auditors. Additionally, the Audit Committee reviewed each of the Company’s draft quarterly earnings releases. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements. Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC. The Board approved this recommendation. The Audit Committee also reappointed Ernst & Young LLP as the Company’s independent auditors.

The Audit Committee acts pursuant to the Audit Committee Charter approved by the Board in January 2013, as may be amended from time to time, a copy of which is available on the “Corporate Governance” page of our website at www.convergys.com.

Audit Committee

Richard F. Wallman, Chair

Richard R. Devenuti

Joan E. Herman

PROPOSAL NO. 2

RATIFICATION OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

The Audit Committee appointed the firm of Ernst & Young LLP as the registered independent public accounting firm to audit the financial statements of the Company for the year 2014. The Company is asking you to ratify that appointment. If the shareholders fail to ratify the selection of Ernst & Young LLP as the Company’s registered independent public accounting firm, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in their discretion may direct the appointment of a different independent auditing firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

One or more members of the firm of Ernst & Young LLP will attend the Annual Meeting, will be permitted to make a statement if they desire to do so and will be available to answer questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

AUDIT FEES

The Audit Committee pre-approves all audit, audit-related, tax and other permissible services that will be provided by the independent registered public accounting firm. One hundred percent (100%) of services rendered by the independent registered public accounting firm in 2013 were pre-approved by the Audit Committee in accordance with its Pre-Approval Policy.

Under the Pre-Approval Policy, the independent registered public accounting firm is required to provide the Audit Committee with appropriately detailed documentation about the specific services that will be provided. In reviewing the request for pre-approval, the Audit Committee will consider, among other things, whether the proposed services are consistent with the rules on auditor independence. Any services exceeding pre-approved cost levels or budgeted amounts will require separate pre-approval by the Audit Committee. The Pre-Approval Policy prohibits the Audit Committee from engaging the independent registered public accounting firm to render services that are prohibited by the Public Companies Accounting Oversight Board or the applicable rules and regulations promulgated by the SEC. The Pre-Approval Policy permits the Audit Committee to delegate authority to the Audit Committee chairman to approve certain services followed by a report to the Audit Committee at the ensuing Audit Committee meeting.

Fees paid to Ernst & Young LLP in 2012 and 2013 were as follows:

	2012	2013
Audit Fees(1)	$1,918,117	$1,545,900
Audit-Related Fees(2)	$407,295	$448,689
Tax Fees(3)	$46,400	$134,000
All Other Fees(4)	$18,500	$0

Total	$2,390,312	$2,128,589

(1)

Audit Fees were for audit services, including (a) the annual audit (including required quarterly reviews), subsidiary audits and other procedures required to be performed by the independent auditors to be able to form an opinion on the Company’s consolidated financial statements; (b) the audit of the effectiveness of internal control over financial reporting; (c) consultation with management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, the Financial Accounting Standards Board or other regulatory or standard-setting bodies; (d) international statutory audits; and (e) services that only the independent auditors reasonably can provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings and assistance in responding to SEC comment letters.

(2)

Audit-Related Fees were principally for services related to (a) attest services related to financial reporting that are not required by statute or regulation, (b) information system audits, and (c) audits of employee benefit plans.

(3)	Tax Fees were for services related to tax compliance and planning.

(4)	All Other Fees were for permitted risk management advisory services.

PROPOSAL NO. 3

APPROVAL, ON AN ADVISORY BASIS,

OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

At the 2011 Annual Meeting of Shareholders, the shareholders approved a resolution to hold an annual advisory vote on executive compensation, and the Board of Directors decided that the advisory vote on executive compensation would be held every year until the next required advisory vote on the frequency of holding the advisory vote on executive compensation. We, therefore, are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure.”

Because this vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES CONTAINED IN THIS PROXY STATEMENT.

SHAREHOLDER PROPOSALS

Shareholder proposals intended for inclusion in the Proxy Statement for the Annual Meeting of shareholders in 2015 must be received by the Company on or before November 15, 2014 and must also meet the other requirements of the rules of the SEC relating to shareholder proposals. SEC rules set standards for eligibility and specify the types of shareholder proposals that may be excluded from a proxy statement. If a shareholder notifies the Company after January 29, 2015 of its intent to present a proposal, the Company will have the right to exercise discretionary voting authority with respect to that proposal without including information regarding such proposal in its proxy materials. Submitting a proposal does not guarantee that it will be included in the proxy statement nor that a shareholder may raise a proposal at the Annual Meeting. Proposals or notices should be sent to the Corporate Secretary at the following address: Corporate Secretary, Convergys Corporation, 201 East Fourth Street, Cincinnati, Ohio 45202.

HOUSEHOLDING NOTICE

Important Notice Regarding Delivery of Shareholder Documents

The SEC rules allow companies, subject to certain conditions, to send only one proxy statement and annual report or Notice of Internet Availability of Proxy Materials to two or more shareholders who share the same last name and address. This “householding” rule provides greater convenience for shareholders and cost savings for companies by reducing the number of duplicate documents that households receive.

If you are a Convergys Corporation shareholder who resides in the same household with another shareholder with the same last name, or if you hold more than one account with Computershare registered in your name at the same address, and wish to receive a separate proxy statement and annual report or Notice of Internet Availability of Proxy Materials for each account, please contact our transfer agent, Computershare, toll free at 1-888-294-8217. You may also write to Computershare at P.O. Box 30170, College Station, TX 77842-3170.

If you do not contact us within 60 days of the date of this mailing, your consent to “householding” will be presumed and your household will receive only one proxy statement and annual report or Notice of Internet Availability of Proxy Materials until you, or other members of your household, revoke such consent. Please note that each shareholder will continue to receive a separate proxy card or other personalized information, which will allow each individual to vote independently. You may also receive a separate mailing if you hold additional shares in a brokerage account.

You may revoke your consent at any time by contacting our transfer agent, Computershare, using the same contact information as set forth above. Your request to begin receiving separate documents will begin 30 days after receiving such notice.

No action is required on your part to participate. This program not only allows us to reduce costs but also is more environmentally friendly by reducing the unnecessary use of materials.

ADDITIONAL INFORMATION

Other Business. At the time this Proxy Statement was released on March 13, 2014, the Company knew of no other matters which might be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the Common Shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons voting them.

How We Solicit Proxies. In addition to this distribution Convergys may solicit proxies personally, electronically or by telephone. Convergys pays the costs of soliciting the proxies. The Company is paying

Georgeson Inc. a fee of $16,000, plus expenses, to help with the solicitation of proxies for the meeting. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

FORM 10-K AND CORPORATE GOVERNANCE DOCUMENTS AVAILABLE

Requests for copies of the Company’s Annual Report on Form 10-K or exhibits thereto, proxy statement, any committee charter, the Governance Principles, the Business Code of Conduct or the Financial Code of Ethics should be addressed to Convergys Corporation, 201 East Fourth Street, Cincinnati, Ohio 45202, Attention: Investor Relations Department. These reports are also available on the “Corporate Governance” page of the Investor Relations section of the Company’s website at www.convergys.com. The information on our website is not, and will not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the SEC.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors*:	For	Withhold				For	Withhold		For	Withhold		+
01 - Andrea J. Ayers	☐	☐	02 - John F. Barrett			☐	☐	03 - Richard R. Devenuti	☐	☐

04 - Jeffrey H. Fox	☐	☐	05 - Joseph E. Gibbs			☐	☐	06 - Joan E. Herman	☐	☐

07 - Thomas L. Monahan III	☐	☐	08 - Ronald L. Nelson			☐	☐	09 - Richard F. Wallman	☐	☐	*for one-year terms

			For	Against	Abstain					For	Against	Abstain
2. To ratify the appointment of the independent registered public accounting firm.			☐	☐	☐	3. To approve, on an advisory basis, the compensation of our named executive officers.				☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — CONVERGYS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CONVERGYS

CORPORATION FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2014

The undersigned hereby appoints Jeffrey H. Fox, Ronald L. Nelson, and Andrea J. Ayers, and each or any of them, proxies, with full power of substitution, to represent and to vote all common shares of Convergys Corporation held of record by the undersigned on February 28, 2014, at the annual meeting of shareholders to be held on April 24, 2014 at 11:30 A.M. EDT, Atrium Two Building, Suite 1900, 221 East Fourth Street, Cincinnati, OH 45202, and at any adjournment thereof, notice of which meeting together with the related proxy statement have been received.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when executed will be voted in the manner directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR all of the nominees listed and FOR Proposals 2 and 3.

(Continued on reverse side.)

Please mark, sign and date on the reverse side.

Admission Ticket

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., EDT on April 24, 2014.
Vote by Internet
• Go to www.envisionreports.com/cvgb • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors*:	For	Withhold				For	Withhold		For	Withhold		+
01 - Andrea J. Ayers	☐	☐	02 - John F. Barrett			☐	☐	03 - Richard R. Devenuti	☐	☐

04 - Jeffrey H. Fox	☐	☐	05 - Joseph E. Gibbs			☐	☐	06 - Joan E. Herman	☐	☐

07 - Thomas L. Monahan III	☐	☐	08 - Ronald L. Nelson			☐	☐	09 - Richard F. Wallman	☐	☐	*for one-year terms

			For	Against	Abstain					For	Against	Abstain
2. To ratify the appointment of the independent registered public accounting firm.			☐	☐	☐	3. To approve, on an advisory basis, the compensation of our named executive officers.				☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2014 Annual Meeting Admission Ticket

2014 Annual Meeting of

Convergys Corporation Shareholders

Thursday, April 24, 2014, 11:30 A.M. EDT

Atrium Two Building

Suite 1900

221 East Fourth Street

Cincinnati, OH 45202

Please tear off this Admission Ticket. If you plan to attend the annual meeting of shareholders,

you will need this ticket along with photo identification to gain admission to the meeting.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — CONVERGYS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CONVERGYS

CORPORATION FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2014

The undersigned hereby appoints Jeffrey H. Fox, Ronald L. Nelson, and Andrea J. Ayers, and each or any of them, proxies, with full power of substitution, to represent and to vote all common shares of Convergys Corporation held of record by the undersigned on February 28, 2014, at the annual meeting of shareholders to be held on April 24, 2014 at 11:30 A.M. EDT, Atrium Two Building, Suite 1900, 221 East Fourth Street, Cincinnati, OH 45202, and at any adjournment thereof, notice of which meeting together with the related proxy statement have been received.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when executed will be voted in the manner directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR all of the nominees listed and FOR Proposals 2 and 3.

(Continued on reverse side.)

Please mark, sign and date on the reverse side.